Exhibit (a)(1)




                         Offer to Purchase for Cash
             Any and All Outstanding Preferred Depositary Units
             Representing Preferred Limited Partners' Interests
                                     in

                      FORUM RETIREMENT PARTNERS, L.P.
                                     at
                  $2.50 Net Per Preferred Depositary Unit

                                     by
                             FORUM GROUP, INC.

--------------------------------------------------------------------------------
       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
          NEW YORK CITY TIME, ON TUESDAY, OCTOBER 31, 1995,
                  UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is not conditioned on any minimum number of Units being tendered. The Offer is conditioned on, among other things, (i) the absence of certain litigation, orders, or other legal matters and (ii) the absence of a material adverse change (or any development involving a prospective material adverse change) in the business, financial condition, results of operations, or prospects of Forum Retirement Partners, L.P.. See "The
Offer -- Certain Conditions of the Offer." The purchase of Units pursuant to the Offer may result in the delisting of the Units from trading on the American Stock Exchange and the Partnership no longer filing reports and other information under the Securities Exchange Act of 1934, as amended, and would reduce the number of Units that might otherwise trade publicly as well as the number of Unitholders. Any of these effects could adversely affect the liquidity or prices realizable in sales of the Units following the completion of the Offer. See "Special Factors -- Certain Effects of the Offer."

                                 IMPORTANT
     Any Unitholder desiring to tender all or any portion of such Unitholder's Units should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the depositary receipts representing the tendered Units, and any other required documents, to the Depositary or tender such Units pursuant to the procedure for book-entry transfer set forth in "The Offer -- Procedures for Tendering Units" or (ii) request such Unitholder's broker, dealer, commercial bank, trust company, or other nominee to effect the transaction for such Unitholder. A Unitholder who has Units registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact that entity if such Unitholder desires to tender such Units. Any Unitholder who desires to tender such Unitholder's Units and whose depositary receipts representing such Units are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Units by following the procedures for guaranteed delivery set forth in "The Offer -- Procedures for Tendering Units."

                       -----------------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                       -----------------------------

October 2, 1995

                  The Information Agent for the Offer is:

                          MACKENZIE PARTNERS, INC.

                             TABLE OF CONTENTS


                                                                       Page
                                                                       ----

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

SPECIAL FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
     Market Prices for Units  . . . . . . . . . . . . . . . . . . . .     2
     Expansion Program  . . . . . . . . . . . . . . . . . . . . . . .     3
     Certain Other Plans for the Partnership after the Offer  . . . .     5
     Certain Determinations by the Purchaser  . . . . . . . . . . . .     5
     Certain Effects of the Offer . . . . . . . . . . . . . . . . . .     8
     Interests of Certain Persons in the Offer  . . . . . . . . . . .     9
     Certain Litigation against the Purchaser and the General
       Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
     Certain Federal Income Tax Consequences  . . . . . . . . . . . .    13

BACKGROUND OF THE OFFER . . . . . . . . . . . . . . . . . . . . . . .    16

THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
     Terms of the Offer . . . . . . . . . . . . . . . . . . . . . . .    21
     Acceptance for Payment and Payment for Units . . . . . . . . . .    22
     Procedure for Tendering Units  . . . . . . . . . . . . . . . . .    22
     Release of Claims  . . . . . . . . . . . . . . . . . . . . . . .    25
     Withdrawal Rights  . . . . . . . . . . . . . . . . . . . . . . .    25
     Sources and Amount of Funds  . . . . . . . . . . . . . . . . . .    25
     Certain Conditions of the Offer  . . . . . . . . . . . . . . . .    26
     Distributions  . . . . . . . . . . . . . . . . . . . . . . . . .    27
     Certain Legal Matters  . . . . . . . . . . . . . . . . . . . . .    28
     Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . .    28

CERTAIN INFORMATION CONCERNING THE PARTNERSHIP  . . . . . . . . . . .    29
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     Financial Information  . . . . . . . . . . . . . . . . . . . . .    30

CERTAIN INFORMATION CONCERNING THE PURCHASER  . . . . . . . . . . . .    31

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33

ANNEX A -- Consolidated Financial Statements of the Partnership . . A-1 ANNEX B -- Text of Letter dated August 28, 1995 from the
           Purchaser to the FRI Board and Attachments thereto . . . B-1 ANNEX C -- Certain Information with Respect to Directors and
           Executive Officers of the Purchaser and Forum A/H . . . .     C-1
ANNEX D -- Certain Information with Respect to AFG, Forum Holdings,
           and Certain Other Persons . . . . . . . . . . . . . . . .     D-1

To the Holders of Preferred Depositary Units of Forum Retirement Partners, L.P.:


                                INTRODUCTION

     Forum Group, Inc. (the "Purchaser") hereby offers to purchase any and all of the outstanding preferred depositary units (the "Units") representing preferred limited partners' interests in Forum Retirement Partners, L.P., a Delaware limited partnership (the "Partnership"), not now beneficially owned by the Purchaser at $2.50 per Unit, without interest, net to the seller in cash (the "Per Unit Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). The Purchaser presently beneficially owns 61.7% of the outstanding Units, and a wholly owned subsidiary of the Purchaser is the general partner of the Partnership.

     Holders of Units ("Unitholders") who tender their Units will not be obligated to pay brokerage fees or commissions on the purchase by the Purchaser of Units pursuant to the Offer. The Purchaser will pay all fees and expenses of American Stock Transfer & Trust Company, the Depositary for the Offer (the "Depositary"), and MacKenzie Partners, Inc., Purchaser's Information Agent (the "Information Agent"), in connection with the Offer. See "The Offer -- Fees and Expenses."

     The Offer is being made for Units only, and not for units representing preferred limited partners' interests in the Partnership that are not deposited with American Stock Transfer & Trust Company, in its capacity as the Partnership's depositary, pursuant to the Depositary Agreement, dated as of December 28, 1986 (the "Depositary Agreement"), among the Partnership, Forum Retirement, Inc., the general partner of the Partnership and a wholly owned subsidiary of the Purchaser (the "General Partner"), individually and as attorney-in-fact of the limited partners of the Partnership (the "Limited Partners"), Manufacturers Hanover Trust Company (which subsequently assigned its interests thereunder to American Stock Transfer & Trust Company), and all holders from time to time of depositary receipts representing the Units ("Depositary Receipts"). Although Units may be withdrawn from deposit in accordance with the Depositary Agreement, units of preferred limited partners' interests that are not deposited with the depositary under the Depositary Agreement are generally not transferable by the holder thereof (except upon death or by operation of law) and may not be tendered pursuant to the Offer.

     The Offer is not conditioned on any minimum number of Units being tendered. The Offer is conditioned on, among other things, (i) the absence of certain litigation, orders, or other legal matters and (ii) the absence of a material adverse change (or any development involving a prospective material adverse change) in the business, financial condition, results of operations, or prospects of the Partnership. See "The Offer -- Certain Conditions of the Offer." The Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer.

     As of September 29, 1995, there were 15,285,248 Units (as represented by Depositary Receipts) outstanding, there were no undeposited units representing preferred limited partners' interests outstanding, and there were 873 holders of record of the Units. As of September 29, 1995, the Purchaser beneficially owned an aggregate of 9,427,791 Units, or 61.7% of the total number of Units outstanding. To the Purchaser's knowledge, except as set forth in "Special Factors -- Interests of Certain Persons in the Offer," none of the directors or executive officers of the Purchaser or its affiliates beneficially owns any Units. For additional information regarding the Purchaser and certain of its affiliates and other related persons, see "Certain Information Concerning the Purchaser."

     The purpose of the Offer is for the Purchaser to increase its equity interest in the Partnership. The Purchaser does not have any present plans to propose or otherwise seek to effect a merger or other transaction in which non-tendering Unitholders would have their Units converted into cash or other consideration, but reserves the right to propose or seek to effect such a transaction following the completion of the Offer. Assuming that the Offer results in a substantial increase in the Purchaser's equity ownership in the Partnership, the Purchaser expects to seek to make available to the Partnership the capital resources that would permit the Partnership to accelerate the Partnership's ongoing expansion program and may also seek to effect other changes in the Partnership's capital structure, business, and results of operations. Those changes could affect the value of an investment in the Partnership. See "Special Factors -- Expansion Program" and "-- Certain Other Plans for the Partnership after the Offer."

     The Purchaser has been informed that the Board of Directors of the General Partner (the "FRI Board") has established a committee (the "Special Committee") comprised of James C. Leslie and John F. Sexton, neither of whom is affiliated with the Purchaser, to evaluate the Offer and that the Special Committee has retained Robert A. Innamorati & Co. and Vinson & Elkins, L.L.P. as, respectively, its financial and legal advisors. See "Background of the Offer" for a discussion of the background of the Offer. See "Special Factors -- Certain Litigation against the Purchaser and the General Partner" for a discussion of certain litigation involving, among other things, the propriety under the Amended and Restated Agreement of Limited Partnership of the Partnership (as amended, the "Partnership Agreement") of the composition of the FRI Board. The sale of Units pursuant to the Offer will be deemed to constitute a release of any rights the tendering Unitholder may have in respect of such litigation. See "The Offer -- Release of Claims."

     The purchase of Units pursuant to the Offer may result in the delisting of the Units from trading on the American Stock Exchange (the "AMEX") and the Partnership no longer filing reports and other information under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and would reduce the number of Units that might otherwise trade publicly as well as the number of Unitholders. Any of these effects could adversely affect, among other things, the liquidity or prices realizable in sales of the Units following the completion of the Offer. See "Special Factors -- Certain Effects of the Offer" for a discussion of these and other possible effects of the Offer.

     On September 22, 1995, the last full trading day preceding the public announcement by the Purchaser of its intention to commence the Offer, the last reported sales price of the Units on the AMEX was $2.00 per Unit. On September 29, 1995, the last full trading day preceding the commencement of the Offer, the last reported sales price of the Units on the AMEX was $2.375 per Unit. Unitholders are urged to obtain current market quotations for the Units. See "Special Factors -- Market Prices for Units" and
"-- Certain Determinations by the Purchaser."

     Unitholders are urged to read this Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Units pursuant to the Offer.


                              SPECIAL FACTORS

Market Prices for Units

     The Units are traded on the AMEX under the symbol "FRL." Units were initially sold to the public in 1986 at a price of $12.75 per Unit. The price per Unit realizable on the AMEX since that time has, in general, trended down. The following table sets forth the average closing sales price of the Units on the AMEX for the quarterly periods indicated.

                                                 Average Closing
                                                    Sales Price
                                                 -----------------
     1995
     ----
     Quarter ended September 30, 1995              $2.059
     Quarter ended June 30, 1995                   $2.125
     Quarter ended March 31, 1995                  $2.285

                                                Average Closing
                                                   Sales Price
                                                -----------------
     1994
     ----
     Quarter ended December 31, 1994              $2.388
     Quarter ended September 30, 1994             $2.393
     Quarter ended June 30, 1994                  $2.212
     Quarter ended March 31, 1994                 $2.385

     1993
     ----
     Quarter ended December 31, 1993              $2.238
     Quarter ended September 30, 1993             $1.629
     Quarter ended June 30, 1993                  $1.708
     Quarter ended March 31, 1993                 $0.903

     The following table sets forth the high and low sales prices for the Units as reported in the consolidated reporting system, for the quarterly periods indicated.

                                             High         Low
                                             ----        -----
     1995
     ----
     Quarter ended September 30, 1995       $2-3/8       $1-7/8
     Quarter ended June 30, 1995            $2-1/4       $2-1/16
     Quarter ended March 31, 1995           $2-1/2       $2-1/16

     1994
     ----
     Quarter ended December 31, 1994        $2-7/8       $2-1/4
     Quarter ended September 30, 1994       $2-3/4       $1-7/8
     Quarter ended June 30, 1994            $2-3/4       $1-5/8
     Quarter ended March 31, 1994           $2-7/8       $2

     1993
     ----
     Quarter ended December 31, 1993        $3-1/16      $1-3/4
     Quarter ended September 30, 1993       $2           $1-1/8
     Quarter ended June 30, 1993            $2-1/16      $1
     Quarter ended March 31, 1993           $1           $11/16

     On September 22, 1995, the last full trading day preceding the public announcement by the Purchaser of its intention to commence the Offer, the last reported sales price on the AMEX was $2.00 per Unit. On September 29, 1995, the last full trading day preceding the commencement of the Offer, the last reported sales price on the AMEX was $2.375 per Unit. See also "-- Certain Determinations by the Purchaser." Unitholders are urged to obtain current market quotations for the Units.

     Although the Units are currently listed for trading on the AMEX, the number of Units traded on the AMEX has been limited in recent history. See "-- Certain Effects of the Offer" for a discussion of certain potential effects of the Offer, including, among others, the potential delisting of the Units from trading on the AMEX, which could further impair the liquidity of the Units.

Expansion Program

     The Partnership has adopted a program designed to expand the number of living units at certain of its existing retirement communities ("RC's") and increase the value of an investment in the Partnership. As stated in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 Form 10-K"):

          "As previously announced, the Board of Directors of the General Partner is continuing to analyze the possible expansion of certain of the Partnership's properties in an effort to further improve the Partnership's results of operations. A preliminary study has identified several potentially attractive expansion opportunities, which could increase the number of living units owned by the Partnership by approximately 30%, for an estimated capital expenditure totaling $25 million. Any expansion would likely modify the uses of or add capacity to existing facilities without incurring substantial land acquisition and common area build-out costs. However, any major expansion or other capital improvement program could require that the Partnership obtain additional financing and would affect the Partnership's levels of distributable cash, if any. Furthermore, such expansions may require additional regulatory approvals and modification of [certain indebtedness]. There can be no assurance that the Partnership will adopt or be able to successfully implement any major expansion or other capital improvement program, as to the timing thereof or as to the effect thereof on the Partnership's financial position."

Further study following the foregoing statement has caused the General Partner to reduce its preliminary estimate of the number of additional living units that could be added to the Properties. The General Partner's current estimate of the maximum number of such additional living units is 367, at a total cost estimated to be approximately $20.3 million. For reasons discussed below, there can be no assurance as to the number of additional living units that will ultimately be constructed pursuant to the Partnership's expansion program or as to the timing or cost thereof.

     As stated in the Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (the "1995 Second Quarter Form 10-Q"):

     "[A]s discussed below, the Partnership is considering certain possible expansion projects that would require substantial additional capital. There can be no assurance that the Partnership will be able to obtain such additional capital.

     The partnership is continuing to analyze opportunities for expanding its existing facilities. To date, approximately $2.2 million has been approved for this program and the approved projects are currently in progress."

     The implementation of the expansion program and its impact on the value of an investment in the Partnership is subject to a number of variables, including without limitation the cost and availability of financing, the timing with respect to obtaining financing, the ability to obtain required zoning variances and permits from local governmental authorities and the timing thereof, whether development and construction costs are higher or lower than anticipated, whether construction is completed faster or slower than anticipated, whether newly added living units are leased faster or slower than anticipated, whether rental rates for additional living units are higher or lower than anticipated, and whether operating costs are higher or lower than anticipated. The value of an investment in the Partnership is also subject to other variables, such as whether or not the Partnership becomes subject to taxation as a corporation. See "Special Factors -- Certain Federal Income Tax Consequences."

     Through September 29, 1995, the Partnership had expended approximately $500,000 in connection with the Partnership's expansion program. Actual construction has been commenced at three of the Partnership's nine RC's (collectively, the "Properties"). The expansions of the three Properties under construction are scheduled to be completed by May 1996, and are expected to result in the addition of an aggregate of 44 additional living units, at a total cost estimated to be approximately $2.5 million.

     Costs of the expansion program are presently being funded out of the Partnership's cash from operations. If the Purchaser substantially increases its equity ownership in the Partnership as a result of the Offer or otherwise, the Purchaser expects to seek to accelerate the implementation of the Partnership's expansion program. The Purchaser has sufficient capital resources to invest in or advance to the Partnership amounts necessary to fund the capital expenditures required to implement the expansion program. If the Purchaser does not substantially increase its equity ownership in the Partnership, the Purchaser presently intends to explore whether to make capital available to the Partnership to accelerate the Partnership's expansion program.

Certain Other Plans for the Partnership after the Offer

     The Purchaser does not have any present plans to propose or otherwise seek to effect a merger or other transaction in which non-tendering Unitholders would have their Units converted into cash or other consideration, but reserves the right to propose or seek to effect such a transaction following the completion of the Offer. However, if the Purchaser substantially increases its equity ownership in the Partnership as a result of the Offer or otherwise, the Purchaser expects to seek to accelerate the implementation of the Partnership's ongoing expansion program and may also seek to effect other changes in the Partnership's capital structure, business, and results of operations as described in "-- Certain Determinations by the Purchaser" and "-- Expansion Program."

     The Purchaser does not believe that the Offer gives any right of appraisal to Unitholders under the Partnership Agreement or the laws of the State of Delaware.

Certain Determinations by the Purchaser

     No person was retained as an unaffiliated representative to act on behalf of unaffiliated Unitholders for purposes of negotiating the terms of the Offer, and, as of October 2, 1995, the Special Committee has not announced whether or not it recommends that Unitholders tender their Units pursuant to the Offer or whether the Special Committee will remain neutral with respect to the Offer. The Purchaser has received no report, opinion, or appraisal from an outside party relating to the consideration or the fairness of the consideration being offered to Unitholders pursuant to the Offer or the fairness of the Offer to the Partnership, the Purchaser and its affiliates, or Unitholders other than the Purchaser and its affiliates, or which is otherwise materially related to the Offer.

     Based on the Purchaser's financial analysis described below and recent market prices for the Units (see "-- Market Prices for Units"), the Purchaser believes that the Offer is fair to Unitholders. However, based upon the investment criteria of the Purchaser, including discount and capitalization rates, believed by the Purchaser to be most appropriate for its analysis of the value of an investment in the Units, the Purchaser believes that the net present value of a long-term investment in the Units could exceed the Per Unit Price being offered hereby, assuming the Partnership accelerates and successfully implements its expansion program. See "-- Expansion Program" for a discussion of certain variables affecting the implementation of the expansion program. Any analysis of the value of an investment in the Units is necessarily uncertain, is based in substantial part on future events, including the Partnership's future operating performance and the implementation of the expansion program, many of which are outside the control of the Partnership and the General Partner, and is heavily dependent upon the particular capitalization and discount rates and other investment criteria an investor determines to be appropriate for such investor's analysis. Accordingly, each Unitholder must make his, her, or its own decision whether to tender Units pursuant to the Offer and should give careful consideration to the terms of, and consequences resulting from, the Offer and such other factors as such Unitholder determines to be relevant. See "-- Certain Effects of the Offer."

     In October 1994, the General Partner developed a budget for the Partnership's fiscal year ending December 31, 1995, which assumed and projected the following results of operations for that year:

                                                Approved Budget for the
                                             Year ending December 31, 1995
                                             -----------------------------
                                             (Dollars in thousands, except
                                                  per Unit amounts)

             Total revenues                             $49,612
             Net operating income(a)                     $7,884
             Net income                                  $1,366
             Net income per Unit(b)                      $0.09

             _________________

             (a)    Net operating income is defined as
                    earnings before interest, taxes,
                    depreciation, and amortization, less
                    ordinary annual capital expenditures.

             (b)    Per Unit data is based on 15,285,000 Units outstanding.


The principal assumptions underlying the 1995 budget are (i) average occupancy increases to 94.4% for the year ending December 31, 1995, compared to 93.8% for the prior year and (ii) total revenues increase to $49.6 million for the year ending December 31, 1995 from $47.3 million for the prior year. The Partnership's actual results of operations for the six months ended June 30, 1995 and anticipated results of operations for the nine months ended
September 30, 1995 are slightly below those assumed in the development of the 1995 budget. However, that performance does not materially affect the Purchaser's view of the long-term value of an investment in the Partnership. The variances between the actual results of operations for the six months ended June 30, 1995 and those assumed in the development of the 1995 budget are as follows:

                                        Six Months ended June 30, 1995
                                 -----------------------------------------------
                                 (Dollars in thousands, except per Unit amounts)

                                             Actual      Budget        Variance
                                            -------     --------       ---------

       Total revenues                       $24,611      $24,584           $27
       Net operating income(a)               $3,645       $3,737          $(92)
       Net income (loss)                       $159         $485         $(326)
       Net income (loss) per Unit(b)          $0.01        $0.03        $(0.02)
       ___________________

        (a) Net operating income is defined as earnings before interest, taxes, depreciation, and amortization, less ordinary annual capital expenditures.

        (b)    Per Unit data is based on 15,285,000 Units outstanding.


     The Partnership does not as a matter of course publish its business plans and budgets or make public projections or forecasts of its anticipated financial position or results of operations. The 1995 budget, which is not publicly available, was prepared solely for internal use and not with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission (the "Commission") regarding projections or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and information with respect to the 1995 budget is included in this Offer to Purchase only because such information is available to the Purchaser. Because the estimates and assumptions underlying the 1995 budget are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the Purchaser's and the Partnership's control, there can be no assurance that the projected results of operations set forth therein will be realized. Actual results of operations for the year ending December 31, 1995 may vary significantly from those set forth above. The above information with respect to the 1995 budget should be read in conjunction with the assumptions, qualifications, and explanations set forth above, the historical financial statements of the Partnership and related notes included as Annex A to this Offer to Purchase, and other information contained elsewhere in this Offer to Purchase. See "Certain Information Concerning the Partnership -- Financial Information."

     At the request of the Executive Committee of the Board of Directors of the Purchaser, management of the Purchaser performed an analysis of the potential value of an investment in the Units. This analysis, the principal variables of which were the capitalization rate applied and the assumed number of additional living units added to the Properties pursuant to the Partnership's expansion program, resulted in a hypothetical value range per Unit of $1.03 to $2.72. This range of hypothetical per Unit values assumes the Partnership had access to the capital necessary to permit the acceleration of the implementation of the expansion program and was determined by (i) estimating the aggregate equity value of the Partnership assuming no expansions by (A) capitalizing the Partnership's projected 1995 net operating income (defined as earnings before interest, taxes, depreciation, and amortization, less ordinary annual capital expenditures), as adjusted to reflect a normalized capital expenditure rate of $1,000 per living unit (compared to the estimated 1995 capital expenditure per living unit of $1,583), of $8,276,258 at alternative capitalization rates of 11.0%, 12.0%, and 13.0% to determine total enterprise value, (B) deducting from total enterprise value $49,696,125, the aggregate principal amount of the Partnership's mortgage indebtedness as of August 31, 1995, and (C) adding to total enterprise value the Partnership's available cash, net of working capital requirements and obligations with respect to security deposits, as of August 31, 1995 (estimated to be $1,771,395) and (ii) estimating the additional equity value resulting from the addition of living units to the Properties pursuant to the Partnership's expansion program, assuming alternative numbers of additional living units of 200, 250, 300, 325, and 367, by
(A) capitalizing the Partnership's average net operating income per living unit (estimated to be $13,056 in 1999, discounted to current dollars at a discount rate of 15%), at alternative capitalization rates of 11.0%, 12.0%, and 13.0% to determine the additional enterprise value and (B) deducting from additional enterprise value the capital expenditures per unit required to add the additional units (estimated at an average of $55,050 per living unit, discounted in the same manner as net operating income per unit). The following table sets forth the hypothetical range of values determined by management of the Purchaser based on the foregoing methodology:

                                              Capitalization Rate
                                 --------------------------------------------
                                   11.0%              12.0%            13.0%
                                  -------            -------          -------

Hypothetical Values
Assuming No Expansions:
-----------------------

Hypothetical Enterprise Value     $75,238,712      $68,968,820       $63,663,526
Hypothetical Equity Value         $27,313,982      $21,044,090       $15,738,796
Hypothetical Per Unit Value(a)         $1.79            $1.38             $1.03

Hypothetical Per Unit
Values Assuming Expansions(a):
------------------------------

       Assumed Number of
    Additional Living Units
    -----------------------

             200                      $2.30             $1.81             $1.39
             250                      $2.43             $1.92             $1.48
             300                      $2.55             $2.02             $1.58
             325                      $2.62             $2.08             $1.62
             367                      $2.72             $2.17             $1.70

      ____________________

              (a) Per Unit data is based on 15,285,000 Units outstanding. The Purchaser believes that the methodology (including the range of capitalization rates) and assumptions used in the foregoing analysis are appropriate for analyzing the value of an investment in the Units. The Purchaser, however, has recently received appraisals on certain of its own properties which use an approximately 10.0% capitalization rate. Based on the differences between the Partnership's RCs and those properties of the Purchaser to which such appraisals relate, the Purchaser does not believe a 10.0% capitalization rate to be appropriate for analyzing the value of an investment in the Units. If a 10% capitalization rate were used in the foregoing analysis, the hypothetical per Unit value assuming 367 additional living units would be increased by $0.18.

     Since the recapitalization of the Purchaser in 1993, the Purchaser has performed a number of other analyses with respect to the value of an investment in the Units. These analyses employed a number of different methodologies and assumptions which the Purchaser does not believe to be appropriate at this time and produced a broad range of hypothetical values. In addition, on August 28, 1995, the Purchaser furnished to the FRI Board a letter containing an analysis of the possible acquisition of additional Units by the Purchaser. The analysis contained in such letter included information regarding historical trading prices for the Units and two hypothetical valuation cases showing valuations substantially below the Price Per Unit being offered hereby. The text of the letter and the attachments thereto are attached as Annex B hereto.

     The foregoing analyses do not purport to reflect or constitute an estimate of realizable present or future values of the Units. Many of the analytical assumptions upon which the analyses are based are beyond the control of the Purchaser or the General Partner and there may be material variations between such assumptions and the actual facts. Accordingly, such analyses are inherently uncertain and may not be relied upon as a measure of realizable present or future values of the Units.

Certain Effects of the Offer

     The purchase of Units pursuant to the Offer may result in the delisting of the Units from trading on the AMEX and the Partnership no longer filing reports and other information under the Exchange Act and would reduce the number of Units that might otherwise trade publicly as well as the number of Unitholders. Any of these effects could adversely affect the liquidity or prices realizable in sales of Units following the completion of the Offer.

     Units represented by Depositary Receipts are currently listed on the AMEX. Depending upon the aggregate market value of Units not acquired pursuant to the Offer and the number of Units accumulated by other parties, the Units may no longer meet the requirements of continued listing on the AMEX and may be delisted from the AMEX. AMEX-published guidelines indicate that the AMEX would consider delisting the Units in the event that, among other things, the number of record holders of 100 or more Units fell below 300, the number of publicly held Units (exclusive of concentrated holdings and those of officers and directors) fell below 200,000, or the aggregate market value of the publicly held Units fell below $1.0 million. As of September 29, 1995, there were 871 holders of record of Depositary Receipts, representing 5,857,457 Units (exclusive of 9,427,791 Units held by the Purchaser and its affiliates).

     If the AMEX were to delist the Units, it is possible that the Units would trade on another securities exchange or in the over-the-counter market and that price quotations for the Units would be reported by such exchange or by the National Association of Securities Dealers, Inc. or through the National Association of Securities Dealers Automated Quotation System or by other sources. The extent of the public market for the Units and availability of such quotations would depend, however, upon such factors as the number of holders of Units and the aggregate market value of the Units remaining publicly held at such time, the interest of securities firms in maintaining a market in the Units, the possible termination of registration of the Units under the Exchange Act, as described below, and other factors.

     The Units are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Among other things, this has the effect of allowing brokers to extend credit on the collateral of the Units. Depending upon factors similar to those described above with respect to listing and market quotations, following the purchase of Units pursuant to the Offer, it is possible that the Units would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, in which event Units could no longer be used as collateral for margin loans made by brokers.

     The Units are currently registered under the Exchange Act. Such registration may be terminated upon application of the Partnership to the Commission if the Units are neither listed on a national securities exchange nor held by 300 or more holders of record of the Units. The termination of the registration of the Units under the Exchange Act would substantially reduce the information required to be furnished by the Partnership to the Unitholders and to the Commission and would render inapplicable certain provisions of the Exchange Act, including requirements that the Partnership file periodic reports and furnish Unitholders with proxy materials regarding meetings of Unitholders of the Partnership, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that the General Partner's executive officers and directors and persons owning more than 10% of the Units outstanding file certain reports concerning ownership of the Partnership's equity securities, and provisions that any profit by such executive officers, directors, and other persons through purchases and sales of the Partnership's equity securities within any six-month period may be recaptured by the Partnership. In addition, the ability of "affiliates" of the Partnership and other persons to dispose of Units which are "restricted securities" under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Units under the Exchange Act were terminated, the Units would no longer be "margin securities" or eligible for trading on the AMEX.

Interests of Certain Persons in the Offer

     Unitholders should be aware that the Purchaser and the executive officers and directors of the General Partner have interests that present them with actual or potential conflicts in connection with the Offer.

     Control of the General Partner. The General Partner is and has been a wholly owned subsidiary of the Purchaser since the Partnership's inception in 1986. Consequently, the Purchaser has at all times had the ability as a matter of Delaware corporate law to elect all of the directors of the General Partner although, pursuant to the Partnership Agreement, at least a majority of the members of the FRI Board must be persons who are not directors, officers, employees, affiliates, or greater than 1% shareholders of the General Partner or any of its affiliates ("Independent Directors"). See "-- Certain Litigation against the Purchaser and the General Partner" for a discussion of certain litigation involving, among other things, the propriety under the Partnership Agreement of the composition of the FRI Board. In addition, Donald J. McNamara, President and Chairman of the Board of the General Partner, has various relationships with one of the two investment entities which together control a majority of the Purchaser's capital stock, and all of the other officers of the General Partner are also officers of the Purchaser. See "Certain Information Concerning the Purchaser." As a result of the foregoing circumstances, the Purchaser has an interest in the Offer that may be deemed to present an actual or potential conflict of interest.

     Ownership of Units. As of September 29, 1995, the Purchaser beneficially owned an aggregate of 9,427,791 Units, or 61.7% of the total number of Units outstanding. As of September 29, 1995, Brian C. Swinton, one of the executive officers of the Purchaser, beneficially owned 9,800 Units; Mr. Swinton shares voting and dispositive power with respect to such Units with his spouse. To the Purchaser's knowledge, none of the directors or executive officers of the Purchaser or its affiliates beneficially owns any Units, except as set forth in the immediately preceding sentence and except insofar as any of the foregoing persons may be deemed to own beneficially Units owned by the Purchaser or its affiliates. Neither the Purchaser nor any of its affiliates will tender any Units pursuant to the Offer. The Purchaser has been advised by Mr. Swinton that he does not presently intend to tender his Units pursuant to the Offer. See "Certain Information Concerning the Purchaser."

     Following the completion of the Offer, the Purchaser may at any time, depending upon market conditions and other factors, acquire additional Units in open-market purchases, in negotiated transactions, in a subsequent tender or exchange offer, or otherwise. See "-- Plans for the Partnership after the Offer."

     Management Agreement. The Purchaser manages and operates each of the Properties pursuant to a long-term management contract entered into in connection with the formation of the Partnership (as amended, the "Management Agreement"). See "Certain Information Concerning the Partnership -- General." The term of the Management Agreement is coterminous with the term of the Partnership (which continues in existence until December 31, 2087 or until its earlier termination pursuant to the terms of the Partnership Agreement) unless the term of the Management Agreement is sooner terminated as provided therein. Either party may terminate the

Management Agreement upon 30 days' prior written notice if the other party fails substantially to perform in accordance with the terms thereof through no fault of the terminating party and if the other party does not cure the failure within that 30-day period. Additionally, the Management Agreement provides that the Partnership may terminate the Management Agreement without cause upon (i) the simultaneous withdrawal or removal of the General Partner as the general partner of the Partnership and (ii) the affirmative vote of at least 80% in interest of the Unitholders. As of September 29, 1995, the Purchaser beneficially owned an aggregate of 9,427,791 Units, or 61.7% of the total number of Units outstanding. Accordingly, even absent the purchase of additional Units pursuant to the Offer, the Purchaser has sufficient voting power to prevent any attempt by Unitholders to remove the General Partner or to terminate the Management Agreement without cause. In addition, the Management Agreement provides for the termination of the manager (presently the Purchaser) in certain circumstances involving monetary defaults under the then-outstanding indebtedness of the Partnership's affiliated operating partnership which owns substantially all of the Partnership's assets and the vote of the holders of at least two-thirds of the principal amount of such indebtedness. See "Certain Information Concerning the Partnership."

     Pursuant to the Management Agreement, the Purchaser is entitled to receive management fees in respect of the Properties, payable quarterly, in an amount equal to 8% of the Partnership's gross operating revenues. All management fees payable since the formation of the Partnership in 1986 through December 31, 1993 were deferred. At December 31, 1993, deferred management fees totalled approximately $15,780,000. Management fees are no longer deferrable for periods from and after January 1, 1994 and unpaid management fees for such periods bear interest at the rate of 12% per annum. The Purchaser received management fees totalling approximately $3,767,000 for calendar year 1994 and $1,957,000 for the first six months of calendar year 1995. Deferred management fees generally will be paid quarterly at a rate of 50% of any excess revenues of the Partnership, after the deduction of operating expenses, capital expenditures, provisions for fixed asset reserves and other reasonable cash reserves, and a provision for a quarterly distribution at an annual rate of $1.35 per Unit, and after payment of current management fees. Deferred management fees are also payable to the Purchaser out of net proceeds to the Partnership from sales and refinancings of the Partnership's RCs ("Capital Transaction Proceeds") after making distributions of Capital Transaction Proceeds in an amount sufficient (i) to meet Limited Partners' tax liabilities, (ii) together with all prior distributions of Capital Transaction Proceeds, to repay Limited Partners' capital contributions, and (iii) together with all prior distributions of Capital Transaction Proceeds and net cash flow, to pay a 12% cumulative, simple annual return on the Limited Partners' respective unrecovered capital contributions. As of the date of this Offer to Purchase, the Purchaser has received no payments in respect of deferred management fees and the Purchaser does not expect to receive any such payments for the foreseeable future.

     In the event of the termination of the Management Agreement in accordance with the terms thereof, whether in connection with the removal or withdrawal of the General Partner or otherwise, the Purchaser would be entitled immediately upon termination to receive all unpaid management fees (plus interest thereon as described above) for prior periods, including without limitation any deferred management fees, together with any reimbursements then due to it under the Management Agreement. Such fees would be due regardless of the levels of distribution made to holders of Units and would constitute a liability of the Partnership (and therefore be entitled to priority over equity interests upon the liquidation of the Partnership unless the Management Agreement is terminated (and then only in certain circumstances)).

     See "-- Certain Litigation against the Purchaser and the General Partner" with respect to certain allegations made as to the amounts of management fees payable under the Management Agreement.

     Option Agreement. Pursuant to an option agreement (the "Option Agreement") entered into at the time of the Partnership's formation, the Purchaser has the option to purchase, for a price equal to the appraised fair market value thereof, any RC which the Partnership determines to sell. Accordingly, consummation of any transaction to sell any of the Properties would be subject to, among other limitations, the election of the Purchaser not to exercise such option. Under the Option Agreement, the Partnership has an option, subject to certain limitations and restrictions, to purchase up to 15 additional RCs developed by the Purchaser or any wholly owned (or in certain circumstances partly owned) affiliate of the Purchaser at the lower of the appraised value of the RC or the sum of

115% of the costs incurred in connection with development of the RC and an amount equal to net operating losses incurred between completion and the purchase.

     Other. Pursuant to the Partnership Agreement, the Partnership reimburses the Purchaser for general and administrative costs incurred on behalf of the Partnership. The reimbursement has amounted to less than $200,000 for each year since the Partnership's formation. In connection with the bankruptcy proceedings of the Purchaser and certain of its affiliates (not including the Partnership or the General Partner) (see "Certain Information Concerning the Purchaser -- General"), the Purchaser rejected a lease agreement between the Purchaser and Forum Retirement Operations, L.P., which was then an affiliated operating partnership of the Partnership ("Operations") (see "Certain Information Concerning the Partnership -- General"), pursuant to which the Purchaser leased one of the Properties. The rejection was authorized by the bankruptcy court on June 10, 1991, and on August 15, 1992, Operations filed an application for allowance and payment of an administrative claim, which was denied by the bankruptcy court on February 5, 1992. On February 14, 1992, Operations appealed. On February 5, 1993, a settlement agreement (the "Settlement Agreement") was entered into by and among the Partnership, Operations, the General Partner, and the Purchaser, providing for the payment to the Partnership by the Purchaser of $125,000 and the allowance by the Purchaser of a general unsecured claim in favor of the Partnership in the amount of $1,237,609, which was satisfied by the issuance of 63,612 shares of common stock of the Purchaser to Operations. These shares of common stock were sold pursuant to a tender offer effected in 1993 by three investment entities which together controlled a majority of the Purchaser's capital stock (the "FGI Investors") for cash in the amount of $3.62 per share. See "Certain Information Concerning the Purchaser." The Settlement Agreement also provided that, commencing with the last quarter of 1992, general and administrative costs incurred by the Purchaser on behalf of the Partnership would be reimbursed at a rate of $180,000 per annum.

     The Partnership Agreement provides that the General Partner and its officers, directors, agents, and employees will not be liable to the Partnership or any Limited Partner for any error in judgment or breach of fiduciary duty that does not constitute (i) a breach of that person's duty of loyalty to the Partnership, as that duty of loyalty may be specified in or modified by the Partnership Agreement, (ii) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, or (iii) a transaction from which an improper personal benefit is derived. The Partnership Agreement also provides that the Partnership will indemnify the General Partner and its affiliates, directors, officers, employees, and agents, to the full extent permitted by law, against liabilities, costs, and expenses (including legal fees and expenses) incurred by the indemnified persons in connection with litigation or threatened litigation as a result of its status as the general partner of the Partnership or an affiliate, officer, employee, or agent of the General Partner where (x) the indemnified person acted in good faith and in a manner it believed in good faith to be in, or not opposed to, the best interests of the Partnership and, with respect to a criminal proceeding, had no reasonable cause to believe its conduct was unlawful and (y) the indemnified person's conduct did not constitute willful misconduct. The Partnership is authorized to purchase insurance against liabilities asserted against and expenses incurred by the foregoing persons in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify those persons against those liabilities under the provisions described above. The Partnership has purchased such insurance, the annual premium for which was $170,000 for the current policy period. The Partnership Agreement provides that the Partnership may enter into contracts with the foregoing persons or adopt written procedures pursuant to which arrangements are made for the advancement of expenses, the funding of the Partnership's indemnity obligations, and other procedures regarding indemnification as are appropriate. As a result of such provisions, the Limited Partners have more limited rights against the General Partner and its affiliates than they would have absent the limitations in the Partnership Agreement.

     The General Partner has entered into indemnification agreements with each of its directors. These indemnification agreements provide for, among other things, (i) the indemnification by the General Partner of the indemnified persons thereunder to the extent permitted by Delaware law,
(ii) the advancement of attorneys' fees and other expenses, and (iii) the establishment, upon approval by the FRI Board, of trust or other funding mechanisms to fund the General Partner's indemnification obligations thereunder. The Purchaser has also entered into indemnification agreements with each of the directors of the General Partner. These indemnification agreements provide for, among other things, (i) the indemnification by the Purchaser of the indemnified persons thereunder to the extent permitted by Indiana law, (ii) the advancement of attorneys' fees and other expenses, and
(iii) the establishment, upon approval by the Board of Directors of the Purchaser, of trusts or other funding mechanisms to fund the Purchaser's indemnification obligations thereunder.

Certain Litigation against the Purchaser and the General Partner

     On January 24, 1994, the Russell F. Knapp Revokable Trust ("Plaintiff") filed a complaint (as amended, the "Iowa Complaint") in the United States District Court for the Northern District of Iowa (the "Iowa District Court") against the General Partner alleging breach of the Partnership Agreement, breach of fiduciary duty, fraud, and civil conspiracy. On March 17, 1994, Plaintiff amended the Iowa Complaint to add the Purchaser as a defendant. The Iowa Complaint alleged, among other things, that (i) Plaintiff held a substantial number of Units, (ii) the FRI Board was not comprised of a majority of Independent Directors as required by the Partnership Agreement and as allegedly represented in the Partnership's 1986 Prospectus for its initial public offering of the Units,
(iii) the allegedly improper composition of the FRI Board was a consequence of actions by the Purchaser, (iv) the FRI Board had approved and/or acquiesced in 8% management fees being charged by the Purchaser under the Management Agreement, whereas the Iowa Complaint alleged that the "industry standard" for such fees was 4%, thereby resulting in an "overcharge" to the Partnership estimated by Plaintiff at $1.8 million per annum, beginning in 1994, and (v) as a consequence of the allegedly improper composition of the FRI Board, the Purchaser and the General Partner breached the Partnership Agreement and securities laws and failed to discharge fiduciary duties. On April 4, 1995, the Iowa District Court entered an order dismissing the Iowa Complaint for procedural reasons.

     On June 15, 1995, the Plaintiff filed a complaint (the "Indiana Complaint") in the United States District Court for the Southern District of Indiana against the Purchaser and the General Partner. The allegations set forth in the Indiana Complaint are essentially the same as those included in the Iowa Complaint, except that the Indiana Complaint omits the allegations of fraud (in which Plaintiff claimed, in general, that the Purchaser and the General Partner knowingly made false representations that they would comply with the terms of the Partnership's 1986 Prospectus and the Partnership Agreement with respect to the selection of Independent Directors and with respect to the number of directors on the FRI Board) included in the Iowa Complaint and contains allegations of insider trading and oppression of minority Unitholders (in which Plaintiff claims, in general, that the Purchaser and the General Partner have utilized their position of control and their access to inside information to purchase Units at less than fair market value and engaged in a course of conduct to force minority Unitholders to sell their Units at less than fair market value) that were not included in the Iowa Complaint.

     Plaintiff is seeking the restoration of certain former directors to the FRI Board and the removal of certain other directors from the FRI Board, an injunction prohibiting the payment of 8% management fees, and unspecified compensatory and punitive damages.

     Each of the Purchaser and the General Partner has previously stated that it believes there are substantial defenses to the claims asserted by Plaintiff and that it intends vigorously to defend against such claims. In accordance with the Partnership Agreement, the Partnership reimbursed the General Partner for $68,000 and $146,000 of litigation costs relating to these claims in the six months ended June 30, 1995 and calendar year 1994, respectively.

     Upon the acceptance for payment by the Purchaser of Units tendered pursuant to the Offer, each tendering Unitholder will be deemed to have released the Purchaser, the General Partner, and their stockholders, respective affiliates, directors, officers, employees, agents, and representatives from any and all claims, causes of action, and liabilities, known or unknown, arising from or relating to the business and affairs of, or any transactions by or involving, or the purchase and ownership of securities of, the Partnership, from the beginning of time through the date on which tendered Units are accepted for payment in accordance with the terms of the Offer, including without limitation any claim, cause of action, or liability arising from or relating to the subject matter of the litigation described above. Accordingly, tendering Unitholders may be waiving significant rights, including the right to participate in any judgment for monetary damages or in any monetary or other settlement. Such release is set forth in the accompanying Letter of Transmittal, which Unitholders are urged to read carefully. See "The Offer -- Release of Claims."

Certain Federal Income Tax Consequences

     Introduction. The following summary is a general discussion of certain federal income tax consequences to Unitholders as a result of the sale of Units to the Purchaser pursuant to the Offer and does not purport to cover in detail all federal income tax consequences that may arise. As a result, each Unitholder should consult his, her, or its own tax advisor. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), treasury regulations thereunder, rulings, and other pronouncements, and decisions now in effect, all of which are subject to change.

     The following discussion is limited to the material federal income tax aspects of the Offer for a holder of Units who is a citizen or resident of the United States and who holds the Units as a "capital asset" (generally, property held for investment) within the meaning of Section 1221 of the Code. The summary does not discuss all aspects of federal income taxation that may be relevant to a person disposing of Units in the Offer in light of such person's personal investment circumstances or to certain types of persons subject to special treatment under the federal income tax laws (for example, trusts, life insurance companies, tax-exempt organizations, financial institutions, or S corporations) and does not discuss any aspects of state, local, or foreign tax laws.

     Amount of Gain or Loss. Upon the sale of Units pursuant to the Offer, gain or loss will be based on the difference between the amount realized and the tax basis for such Units at the time of the sale. In addition, a selling Unitholder will be allocated taxable income and losses of the Partnership deemed to accrue in the relevant period up to the sale of Units. The amount realized on a sale of Units equals the amount of cash received in the Offer attributable to the Units plus the Unitholder's share of the Partnership's liabilities. If the Unitholder's tax basis is less than the Unitholder's share of the Partnership's liabilities (e.g., as a result of the effect of net loss allocations and distributions exceeding the cost of such Unitholder's Units), the Unitholder's gain would exceed the cash proceeds realized upon the sale of Units. It is possible that some of the consideration may be deemed to be attributable to the release of the Purchaser relating to the litigation described herein. In such a case, any such consideration would be separately taxable and would constitute a reduction in the amount received for the Unit. The Purchaser does not believe any such consideration is material.

     Characterization of Gain or Loss. Generally, gain or loss recognized by a Unitholder on the sale of a Unit held for more than 12 months will be taxable as long-term capital gain or loss. However, a Unitholder will recognize ordinary income or loss in an amount equal to the difference between (i) the portion of the amount realized by the Unitholder that is attributable to such Unitholder's share of the Partnership's "unrealized receivables" and "substantially appreciated inventory items" (including depreciation recapture) as such terms are defined in Section 751 of the Code ("Section 751 Property"), including the Partnership's share of
Section 751 Property of FRP Financing Limited, L.P., the Partnership's affiliated operating partnership (the "Subsidiary Partnership"), and (ii) the portion of the Unitholder's tax basis in such Unitholder's Units that is attributable to such Section 751 Property of the Subsidiary Partnership. The Partnership believes that the Section 751 Property of the Partnership consists of depreciation recapture (although there can be no assurance that other assets of the Subsidiary Partnership will not be considered Section 751 Property). Existing treasury regulations require each person who transfers an interest in a partnership possessing Section 751 Property to file a statement with such person's tax return reporting the transfer and certain other information relating thereto.

     Tax Basis in Units. The Internal Revenue Service (the "IRS") has ruled that a partner has one basis for the partner's entire interest in a partnership even if a partner bought partnership interests in different transactions. Upon a sale of a portion of such aggregate interest (e.g., in a partial tender of Units), a Unitholder would be required to allocate such Unitholder's aggregate tax basis between the Units sold and the Units retained by some equitable apportionment method, such as the relative fair market value of such Units on the date of sale. It is not entirely clear
(i) whether the IRS' ruling would apply in the case of a publicly traded limited partnership, such as the Partnership, the interests in which are evidenced by separate registered depositary receipts providing a verifiable means of identifying each separate interest and tracing the purchase price of such interest and (ii) whether the aggregation rule results in the tacking of the holding period of earlier purchased Units to more recently acquired Units.

     Taxation of Capital Gains/Capital Losses and Ordinary Income. Except for any loss associated with Section 751 Property, the loss arising from the sale of Units will be a capital loss. Capital losses generally are deductible only to the extent of capital gains plus, in the case of noncorporate Unitholders, up to $3,000 of ordinary income. These capital losses may be utilized to offset capital gains from other sources and may be carried forward indefinitely. Corporations may only offset capital losses against capital gains. In general, corporations may carry back capital losses for three years and carry forward such losses for five years.

     The maximum federal income tax rate applicable to capital gains and ordinary income for corporations is 35%. The maximum ordinary federal income tax rate for individuals, estates, and trusts is 39.6% (for married individuals filing joint returns and certain unmarried individuals with taxable income in excess of $250,000 ($125,000 for married individuals filing separately)), whereas the maximum long-term capital gains rate for such taxpayers remains at 28%.

     Effect of Passive Loss Rules. Upon the sale by a Unitholder of all of the Unitholder's Units pursuant to the Offer, any net losses of the Partnership that were suspended under the passive loss rules of the Code may be used to offset income and gain on such sale. If a Unitholder's suspended losses exceed the gain on the sale of Units, such loss may be applied against any income or gain of the Partnership for the current year and thereafter may be applied against any other passive activity income of such Unitholder in the current year. Thereafter, any excess suspended losses from prior years will be available to offset income and gain from any other sources. In a partial tender, suspended losses remain suspended to the extent such losses exceed the gain recognized on the partial tender and any allocable income from the Partnership for the year of tender.

     Tax Status of the Partnership. The Omnibus Budget Reconciliation Act of 1987 provides that certain publicly traded partnerships will be treated as corporations for federal income tax purposes. A grandfather provision delays corporate tax status until 1998 for those publicly traded partnerships in existence prior to December 18, 1987, such as the Partnership. Therefore, on January 1, 1998, the Partnership, if still classified as a publicly traded partnership at that time, will be treated as transferring all of its assets, including its interest in the Subsidiary Partnership (subject to liabilities), to a new corporation in exchange for the stock thereof and distributing the stock to the partners in liquidation of their interests in the Partnership. This deemed exchange and liquidation may result in gain being realized by the Partnership to the extent the liabilities of the Partnership (including its share of the liabilities of the Subsidiary Partnership) exceed the adjusted basis of the Partnership's properties deemed contributed to the newly formed corporation. Any such gain would be allocated to the partners under the Partnership Agreement. Moreover, the deemed contribution of the assets of the Partnership to the newly formed corporation will result in a deemed cash distribution to each partner of its share of the liabilities of the Partnership. Such deemed distribution will reduce a partner's basis in such partner's Units dollar for dollar (but not below zero). To the extent the amount of cash deemed distributed exceeds the tax basis of a partner's Units, gain will result. The tax basis that a partner will have in the stock deemed distributed to such partner will equal the tax basis such partner had in its Units, as adjusted by the transactions described above.

     In general, the newly formed corporation would be required to pay federal income tax at corporate rates on its net income, thereby reducing the amount of any cash available to be distributed by the corporation; all items of income, gain, loss, deduction, and credit of the corporation would be reflected only on its tax returns and would not be passed through to the partners in the Partnership; all or part of any distributions made either directly to the limited partners and the General Partner would be treated as dividends to the extent of the current and accumulated earnings and profits of the corporation; and distributions in excess thereof would be treated as a return of capital to the extent of the recipient's basis in its stock, while the remainder would be treated as capital gain (assuming the limited partner's stock constituted a capital asset). In addition, if the Purchaser owned, directly or indirectly, 80% or more of the stock of the newly formed corporation, the corporation may become part of a consolidated group of corporations of which the Purchaser is a member, which could result in certain consequences, such as, among other things, the newly formed corporation being subjected to several liability for federal income tax liabilities of the consolidated group. Each Unitholder should consult his, her, or its own tax advisor regarding the federal income tax consequences to such Unitholder of the conversion of the Partnership to a corporation in 1998.

     It is possible that, after completion of the Offer, if certain conditions are satisfied (including whether the Units are considered "readily tradeable" on a secondary market or the substantial equivalent thereof), the Partnership will no longer qualify as a publicly traded partnership and will not be subject to being treated as a corporation commencing on January 1, 1998. The Treasury Department has recently issued proposed regulations defining publicly traded partnerships. Each Unitholder is advised to consult his, her, or its own tax advisor with respect to the effect of various potential conditions on the status of the Partnership as a publicly traded partnership.

     Information Return Filing Requirements Relating to Withholding. No reporting requirements apply with respect to a sale of Units by an individual who is a United States citizen and who effects such sale through a broker, dealer, commercial bank trust company, or other nominee.
However, a Unitholder who sells Units pursuant to the Offer other than through a broker, dealer, commercial bank, trust company, or other nominee or who is not a United States citizen is required to notify the Partnership in writing of such sale. In turn, the Partnership is required to notify the IRS of such sale and to furnish the transferor with certain information.

     Backup Federal Income Tax Withholding. A Unitholder (other than certain exempt Unitholders including, among others, all corporations and certain foreign individuals) who tenders Units may be subject to 31% backup withholding unless the Unitholder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that such Unitholder is awaiting a TIN. A Unitholder who does not furnish a TIN may be subject to a penalty imposed by the IRS. A Unitholder may avoid backup withholding by properly completing and signing the Form W-9 included as part of the Letter of Transmittal. If backup withholding applies to a Unitholder, the Depositary is required to withhold 31% from payments to such Unitholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding. If backup withholding results in an overpayment of tax, a refund can be obtained by the Unitholder upon filing an income tax return.

     Transferor/Transferee Allocations. The Partnership's taxable income and losses for the taxable year will be allocated between the Purchaser and a tendering Unitholder in accordance with the terms of the Partnership Agreement. The Partnership Agreement requires that the Partnership's taxable income and losses be determined on an annual basis, apportioned equally among the constituted months, and allocated among the partners of record in accordance with their respective percentage interests as of the close of business on the last day of the month preceding each constituent month. Accordingly, in the case of a transfer of a Unit, the transferor will be allocated taxable income and loss deemed to accrue during the month of transfer and the Purchaser will be allocated taxable income and losses deemed to accrue following the month of the transfer and thereafter. It is not entirely clear that the Partnership's convention of allocating the Partnership's taxable income and taxable loss would be sustained if challenged by the IRS; the General Partner is authorized to revise the Partnership's method of allocation between transferors and transferees to comply with the requirements of the Code.

     FIRPTA Withholding. Pursuant to Section 897 of the Code, gain or loss realized by a foreign person on the disposition of an interest in a partnership, such as the Partnership, may be subject to federal income tax to the extent the amount realized on such sale is attributable to United States real property interests. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person may be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Depositary, however, will not be required to withhold 10% of the amount realized by any tendering Unitholder if the Unitholder furnishes an affidavit stating, under penalty of perjury, the Unitholder's TIN, that such Unitholder is not a foreign person, and the Unitholder's address.

     Possible Legislative Tax Changes. There have been a number of proposals made in Congress and by the Treasury Department and other government agencies for changes in the federal income tax laws including changes in tax rates. In addition, the IRS has proposed and may still be considering changes in regulations and procedures, and numerous private interest groups have lobbied for regulatory and legislative changes in federal income taxation. It is likely that further proposals will be forthcoming or that previous proposals will be revived in some form in the future. It is impossible to predict with any degree of certainty what past proposals may be revived or what new proposals may be forthcoming, the likelihood of adoption of any such proposals, the likely effect of any such proposals upon investment in the Partnership, or the effective date of any legislation which may derive from any such past or future proposals. Unitholders are strongly urged to consider ongoing developments in this uncertain area.

     State and Local Taxes. In addition to the federal income tax consequences described above, Unitholders should consider potential state and local tax consequences of tendering their Units. The rules of some states and localities for computing and/or reporting taxable income, gain, or loss, may differ from the federal rules. Each Unitholder is advised to consult his, her, or its own tax advisor with respect to state and local issues affecting the Units.

     Unitholders are advised to consult their own tax advisors regarding the specific tax consequences to them resulting from the Offer, including the consequences under federal, state, local, and foreign tax laws.


                          BACKGROUND OF THE OFFER

     In June 1993, the Purchaser was recapitalized in a series of transactions pursuant to which the FGI Investors obtained beneficial ownership of a majority of the Purchaser's capital stock and the Board of Directors of the Purchaser was reconstituted to consist of a majority of persons designated by the FGI Investors and certain other persons acceptable to the FGI Investors. See "Certain Information Concerning the
Purchaser."   Following the recapitalization of the Purchaser, the
Purchaser's new management began evaluating alternatives relating to the Purchaser's investment in the Partnership. The Purchaser then beneficially owned 1,960,268 Units, or 22.1% of the total number of Units then outstanding. At that time, approximately $22.5 million of the Partnership's bank debt (the "Bank Debt") was scheduled to mature on December 31, 1993. The maturity date of the Bank Debt had been extended during March 1993 from March 31, 1993 to December 31, 1993 and, in connection with the extension, the Partnership had made a principal payment of $2,475,000 and paid a restructuring fee of $225,000.

     On August 12, 1993, the Purchaser acquired the right to purchase the Bank Debt and, in connection therewith, the Partnership secured certain amendments to the Bank Debt which the Purchaser believed were advantageous to the Partnership, including the right of the Partnership to extend the maturity date of the Bank Debt from December 31, 1993 to March 31, 1994 upon the payment of a fee of $300,000. Thereafter, the Purchaser continued to consider alternative courses of action that it might take with respect to its ownership of Units, either in conjunction with or separately from the repayment or refinancing of the Bank Debt by the Partnership. Courses of action considered by the Purchaser with respect to its ownership of Units included, among others, (i) the proposal of a recapitalization of the Partnership, (ii) the acquisition by the Purchaser of additional Units in open-market purchases, negotiated transactions, in a tender or exchange offer, or otherwise, (iii) the proposal of a refinancing or modification by the Partnership of some or all of its long-term debt, including the Bank Debt due December 31, 1993, (iv) the acquisition of some or all of the Partnership's long-term debt by the Purchaser, (v) the proposal of a disposition by the Partnership of some or all of its assets, (vi) the proposal of a merger or other business combination transaction involving the Partnership, or (vii) a combination of one or more of the foregoing.

     In September 1993, the Purchaser proposed a recapitalization (the "Recapitalization") of the Partnership pursuant to which the Purchaser would provide to the Partnership additional equity capital to be used to prepay a portion of the Bank Debt due December 31, 1993 and the Partnership would obtain new mortgage debt financing, the proceeds of which would be used to prepay the remaining principal balance of the Bank Debt due December 31, 1993 and certain secured notes issued by the Partnership (the "Split Coupon Notes"), which were scheduled to mature on June 30, 1996. The Purchaser's primary purpose in proposing the Recapitalization was to enable the Partnership to repay the Bank Debt when it became due on December 31, 1993 and otherwise to refinance and restructure its indebtedness in a manner which would reduce the Partnership's total debt service requirements.

     A committee of the FRI Board comprised of directors who were not affiliated with the Purchaser (the "Recapitalization Committee") was established to consider the proposed Recapitalization. The Recapitalization Committee retained independent legal counsel and an independent financial advisor to assist it with its consideration of the proposed Recapitalization and alternatives thereto. During September and early October 1993, representatives of the Recapitalization Committee and of the Purchaser had numerous telephone meetings to negotiate the specific terms of the Recapitalization. Following these negotiations, the Recapitalization Committee, in consultation with its independent legal counsel and financial advisor, determined to approve the Recapitalization and, on October 6, 1993, the Partnership and the Purchaser entered into a Recapitalization Agreement (the "Recapitalization Agreement"). Simultaneously with the execution and delivery of the Recapitalization Agreement, the Partnership entered into a commitment letter providing for the new mortgage debt financing contemplated as part of the Recapitalization. The General Partner has stated in publicly available documents that it undertook the Recapitalization because, in general:
(i) absent the Recapitalization, the Partnership would have had insufficient cash to repay its Bank Debt at December 31, 1993, and the General Partner had been informed by the bank lender that the bank lender was unwilling to extend the maturity thereof on terms acceptable to the Partnership; (ii) it considered the opportunity to refinance the Split Coupon Notes to be attractive; and (iii) the Recapitalization would result in a reduction of the total debt service requirements of the Partnership.

     Pursuant to the Recapitalization Agreement, on October 7, 1993, the Partnership issued 6,500,000 Units to Forum A/H, Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser ("Forum A/H"), and Forum A/H made a capital contribution to the Partnership of $13.0 million in the aggregate, or $2.00 per Unit, thereby providing the Partnership with the additional equity required by the lender as a condition to providing the Partnership with new debt financing. The $2.00 per Unit purchase price paid for the Units purchased by Forum A/H pursuant to the Recapitalization Agreement was determined by the Recapitalization Committee in accordance with the minimum price requirements contained in the Partnership Agreement, after consultation with its independent financial advisor. The Purchaser believes that the acquisition of additional Units at $2.00 per Unit represented an attractive investment by the Purchaser (regardless of its other interests in respect of the Partnership, including its rights under the Management Agreement).
Pursuant to the Recapitalization Agreement, the Partnership applied the $13.0 million of proceeds from the sale of Units to Forum A/H to the partial prepayment of the Bank Debt due December 31, 1993, thereby reducing the balance thereof to approximately $9.5 million.

     Further, to facilitate the Recapitalization, between December 23, 1993 and December 28, 1993, Forum A/H acquired approximately $30.7 million aggregate principal amount of the Split Coupon Notes. Pursuant to a letter agreement among the Purchaser, Forum A/H, and the Partnership, Forum A/H waived its rights to receive certain yield maintenance premiums in respect of the Split Coupon Notes purchased by Forum A/H, and the Partnership agreed to pay to Forum A/H all sums required to be paid by Forum A/H in connection with the financing of Forum A/H's acquisition of the Split Coupon Notes. The Partnership further agreed to reimburse Forum A/H for all other expenses incurred by it in connection with the purchase of the Split Coupon Notes and related transactions, but the Purchaser received no fees or other additional consideration in connection therewith.

     As contemplated by the Recapitalization Agreement, on December 30, 1993, the Partnership obtained $50.7 million in new mortgage debt financing (the "1993 Mortgage Loan"). The proceeds of the 1993 Mortgage Loan were used to prepay the approximately $9.5 million remaining principal balance of the Bank Debt due December 31, 1993 and approximately $34.1 million aggregate principal amount of the Split Coupon Notes (including the $30.7 million aggregate principal amount of Split Coupon Notes then held by Forum A/H) and to pay related fees and expenses.

     As a result of the purchase of the 6,500,000 Units by Forum A/H pursuant to the Recapitalization Agreement, the Purchaser increased its aggregate beneficial ownership of Units to 8,440,268, or 55.2% of the total number of Units outstanding. In accordance with the terms of the Recapitalization Agreement, on January 10, 1994, the Partnership commenced a subscription offering (the "Subscription Offering") giving Unitholders of record as of

October 18, 1993 (other than the Purchaser and its affiliates) the opportunity to purchase additional Units at $2.00 per Unit, the same price paid by Forum A/H under the Recapitalization Agreement, and thereby avoid dilution as a result of the issuance of the 6,500,000 Units to Forum A/H. Pursuant to the Subscription Offering, which expired on February 15, 1994, eligible Unitholders purchased a total of 1,994,189 additional Units, resulting in proceeds to the Partnership of $3,998,378. In accordance with the terms of the Recapitalization Agreement, the proceeds of the Subscription Offering were applied to repurchase 1,994,189 Units from Forum A/H at a purchase price of $2.00 per Unit, the same price paid by Forum A/H for such Units, without interest or other adjustment. As a result of the repurchase of Units from Forum A/H, the Purchaser's aggregate beneficial ownership of Units was reduced to 6,464,079, or 44.2% of the total number of Units outstanding. See "Certain Information Concerning the Purchaser" for a discussion of the number of Units presently beneficially owned by the Purchaser. The Recapitalization Agreement provides that at any time and from time to time the Partnership will, on the request of the Purchaser or any of its affiliates, in accordance with the Partnership Agreement file with the Commission as promptly as practicable after receiving the request, and use all reasonable efforts to cause to become effective, a registration statement under the Securities Act registering for offer and sale all or a portion of the Units acquired pursuant to the Recapitalization Agreement or owned as of October 6, 1993 by the Purchaser or its affiliates included in the request.

     Pursuant to the Recapitalization Agreement, the Partnership has agreed that, subject to certain exceptions, it will indemnify and hold the Purchaser and each of its respective affiliates (other than the Partnership, the General Partner, and the directors of the General Partner) harmless against any and all liabilities relating to any claim, action, or proceeding made or brought by a third party in respect of the transactions and matters referred to or contemplated by the Recapitalization Agreement. Also, each of the Partnership and the Purchaser has agreed under the Recapitalization Agreement that it will indemnify and hold the other, together with its affiliates, harmless against liabilities relating to any breach of any indemnifying party's representations, warranties, or covenants made under the Recapitalization Agreement. The Recapitalization Agreement also provides that the Partnership will bear all of the costs and expenses incurred in connection with the transactions contemplated by the Recapitalization Agreement, including the costs and expenses incurred by the Purchaser.

     Following the completion of the 1993 Recapitalization, the Purchaser continued to evaluate its investment in the Partnership. Following certain conversations between representatives of the Purchaser and members of the FRI Board with respect thereto, on August 28, 1995, the Purchaser furnished to the FRI Board a letter containing an analysis of the possible acquisition of additional Units by the Purchaser. The analysis contained in such letter included information regarding historical trading prices for the Units and two hypothetical valuation cases showing valuations substantially below the Per Unit Price being offered hereby. The text of the letter and the attachments thereto are attached as Annex B hereto. See "Special Factors -- Certain Determinations to the Purchaser."

     On September 1, 1995, the Independent Directors of the FRI Board furnished a letter to the Purchaser, the text of which was as follows:

          "As the independent directors of the general partner of Forum Retirement Partners, L.P. (the "Partnership"), we have reviewed your memorandum of August 28, 1995, and thought it appropriate to respond. We certainly appreciate your willingness to apprise us of Forum Group's thoughts regarding acquiring the Preferred Depositary Units ("Units") in the Partnership not currently owned by Forum Group. Your memorandum states that you have not yet decided whether to pursue any particular course of action but would like feedback prior to such a decision. The board of directors of the general partner has not undertaken any evaluation of your hypothetical case or any alternatives that may be available to the Partnership in the event that Forum Group decides to pursue a transaction of the type set forth in your hypothetical. As a result we cannot provide any views on your hypothetical.

          Discussions with Forum Group of any proposal it decides to make to the general partner of the Partnership, however, should only occur with a special committee of the independent directors of the general partner. This special committee should be empowered to evaluate the Partnership's prospects and alternatives and should be furnished by Forum Group, as manager of the Partnership's properties, all relevant information and projections concerning the Partnership's properties and operations. If Forum Group decides to pursue a transaction, we stand prepared to serve as the special committee to evaluate the Partnership's alternatives with the assistance of independent legal and financial advisors."

     On September 23, 1995, the Purchaser delivered to the FRI Board a letter, the text of which was as follows:

          "We are pleased to advise you that Forum Group, Inc. has decided to initiate a tender offer to acquire, subject to certain conditions, preferred depositary units representing limited partners' interests in Forum Retirement Partners, L.P. at $2.50 per unit, net to the seller in cash. The decision was made at a meeting of the Executive Committee of FGI's Board of Directors earlier this evening. We expect to make a public announcement with respect thereto prior to the commencement of trading on Monday, September 25th, and will furnish your counsel the formal tender offer documentation as soon as reasonably possible.

          Assuming that the tender offer is publicly announced on September 25, 1995, it would be required to be formally commenced by not later than October 2, 1995. In the event that the tender offer were commenced on that date, the expiration date would be October 31, 1995 and the Schedule 14D-9 would be required to be filed on October 17, 1995.

          We believe that the $2.50 per unit tender offer price is fair to unitholders who desire liquidity. The $2.50 per unit price represents a 29% premium over the closing sales price for units on the AMEX yesterday and a 26% premium to the average closing sales price for units on the AMEX over the 30 calendar days. Finally, while the tender offer permits unitholders who desire liquidity to sell their units at a substantial premium to market prices, it will also permit unitholders who wish to maintain all or a portion of their investment in FRP to do so. Accordingly, we trust that you will decide to support the tender offer.

          We are, of course, available to discuss any aspect of our tender offer with you at your convenience."

     On September 25, 1995, the Purchaser delivered a letter to the Partnership, requesting that the Partnership furnish to the Purchaser the Partnership's Unitholder list, non-objecting beneficial owners list, and security position listing for the purpose of disseminating the Offer to Unitholders.

     On September 25, 1995, the Partnership published a press release, the text of which was as follows:

          "Forum Retirement Partners, L.P. (AMEX:FRL) announced today that it had received a letter from Forum Group, Inc. stating that Forum Group had decided to initiate an unsolicited tender offer to acquire, subject to certain conditions expected to be specified in the definitive tender offer materials, the preferred depositary units representing limited partners' interest ("Units") in the Partnership not currently owned by Forum Group at $2.50 per Unit, next to the seller in cash. According to Forum Group, it currently owns approximately 62% of the outstanding Units.

          As a result of Forum Group's letter, the Board of Directors of Forum Retirement, Inc., the general partner of the Partnership and a wholly-owned subsidiary of Forum Group, met today and has formed a special committee (the "Special Committee") comprised solely of Board members who are not affiliated with Forum Group to evaluate the proposed tender offer and the options available to the Partnership. The Special Committee intents to engage independent financial advisors and legal counsel to advise and assist it.

          Once the Partnership has received copies of Forum Group's tender offer documents the Special Committee will be able to evaluate the terms of the tender offer, and the Board of Directors of Forum Retirement, Inc. will indicate to the Unitholders whether it will make a recommendation to Unitholders concerning the tender offer, and if so, that recommendation. Unitholders are advised to refrain from taking any action in respect of their Units until the Special Committee has completed its evaluation.

          The Partnership is a Washington, D.C. area based matter limited partnership that owns nine rental retirement communities in five states that are managed by Forum
          Group pursuant to a management contract."

     On September 27, 1995, the Partnership agreed to provide to the Purchaser the Partnership's Unitholder list, non-objecting beneficial owners list, and security position listings for the purpose of disseminating the Offer to Unitholders.


                                 THE OFFER

Terms of the Offer

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment, and thereby purchase, all Units validly tendered prior to the Expiration Date and not properly withdrawn in the manner described in "-- Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on October 31, 1995, unless and until the Purchaser, in its sole discretion, has extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date on which the Offer, as so extended by the Purchaser, expires.

     The Purchaser expressly reserves the right, at any time or from time to time, and regardless of the circumstances, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's right to terminate the Offer as described in "-- Certain Conditions of the Offer." Any extension, amendment, or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service. If the Purchaser extends the Offer, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Units on behalf of the Purchaser, and such Units may not be withdrawn, except to the extent tendering Unitholders are entitled to withdrawal rights as described in "-- Withdrawal Rights."

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changed. In a public release, the Commission has stated that, in its view, an offer must remain open for a minimum period of time following a material change in the terms of the offer and that a waiver of a material condition is a material change in the terms of the offer. The release states that an offer shall remain open for a minimum of five business days from the date a material change is first published, sent, or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled expiration time equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" means any day, other than Saturday, Sunday, or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Purchaser has requested and obtained from the Partnership the Partnership's Unitholder list, a non-objecting beneficial owners list, and security position listings for the purpose of disseminating the Offer to Unitholders. The Offer to Purchase, the Letter of Transmittal, and other relevant materials are being mailed by the Purchaser to record holders of Units and are being furnished to brokers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the Partnership's Unitholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Units.

Acceptance for Payment and Payment for Units

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and thereby purchase, and will pay for all Units validly tendered prior to the Expiration Date (and not properly withdrawn in the manner described in "-- Withdrawal Rights") as soon as practicable after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions described in "-- Certain Conditions of the Offer." In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Depositary Receipts representing such Units, or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Units into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company, or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") in accordance with the procedures described in "-- Procedure for Tendering Units," (b) a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message (as hereafter defined) in the case of a book-entry transfer, and (c) all other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Units which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Units if, as, and when the Purchaser gives oral or written notice to the Depositary of its acceptance of such Units for payment. Payment for Units accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering Unitholders for purposes of receiving payment from the Purchaser and transmitting payments to the tendering Unitholders. Under no circumstances will interest on the purchase price for Units be paid.

     If any tendered Units are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Depositary Receipts representing more Units than are tendered are submitted to the Depositary,

Depositary Receipts for such unpurchased or untendered Units will be returned, without expense to the tendering Unitholder (or, in the case of Units tendered by the book-entry transfer of such Units into the Depositary's account at a Book-Entry Transfer Facility in accordance with the procedures set forth in "-- Procedure for Tendering Units," such Units will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination, or withdrawal of the Offer.

     If, prior to the Expiration Date, the Purchaser increases the consideration offered to Unitholders pursuant to the Offer, such increased consideration will be paid to all Unitholders whose Units are purchased pursuant to the Offer whether or not such Units have been tendered prior to such increase in consideration.

     The Purchaser reserves the right, in its sole discretion, to transfer or assign to any person, in whole or from time to time in part, Units now or hereafter beneficially owned by it. Any transfer or assignment contemplated in this paragraph will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

Procedure for Tendering Units

     For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and all other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. In addition, either (i) Depositary Receipts representing Units must be received by the Depositary, together with the Letter of Transmittal, at such address, or such Units must be tendered pursuant to the procedures for book-entry tender described below and a Book-Entry Confirmation received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with. Delivery of documents to an account established by the Depositary at a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     The Depositary will establish accounts with respect to the Units at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Units by causing such Book-Entry Transfer Facility to transfer such Units into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Units may be effected through book-entry at a Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and all other documents required by the Letter of Transmittal, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with.

     If Units are tendered otherwise than (i) by a registered holder of such Units or (ii) for the account of a financial institution that is a participant in the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program, or the New York Stock Exchange, Inc. Medallion Signature Program (each an "Eligible Institution"), all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the Depositary Receipts representing Units are registered in the name of a person other than the signer of a Letter of Transmittal, the Depositary Receipts representing Units must be endorsed or accompanied by appropriate unit powers, in either case signed exactly as the name or names of the registered holder or holders appear on the Depositary Receipts, with the signatures on the Depositary Receipts or unit powers guaranteed as provided in the Letter of Transmittal. See Instruction 1 of the Letter of Transmittal.

     The method of delivery of all required documents is at the election and risk of each Unitholder. If delivery is by mail, the use of registered mail with return receipt requested, properly insured, is recommended.

     If a Unitholder desires to tender Units pursuant to the Offer and such Unitholder's Depositary Receipts representing Units are not immediately available or such Unitholder cannot deliver such Unitholder's Depositary Receipts and all other required documents to the Depositary on or prior to the Expiration Date, or if the procedure for book-entry transfer cannot be completed on a timely basis, such Units may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

        (i)  such tenders are made by or through an Eligible
     Institution;

       (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

      (iii) the Depositary Receipts for all physically delivered Units in proper form for transfer or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and all other documents required by the Letter of Transmittal, are received by the Depositary within five business days after the date of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission, or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     In all cases, payment for Units tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of Depositary Receipts representing such Units or of a Book-Entry Confirmation relating to such Units and a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and all other documents required by the Letter of Transmittal.

     Under the federal income tax backup withholding rules, unless an exception applies under the applicable laws and regulations, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a Unitholder or other payee pursuant to the Offer, unless the Unitholder or other payee provides such Unitholder's TIN (social security number or employer identification number) and certifies that such number is correct and that such Unitholder is not subject to backup withholding. Therefore, unless such an exception applies and is proved in a manner satisfactory to the Purchaser and the Depositary, each tendering Unitholder and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal, in order to provide the information and certification necessary to avoid backup withholding. To avoid potential withholding of tax in an amount equal to 10% of the purchase price of Units purchased pursuant to the Offer, including the amount of any liabilities of the Partnership allocable to such Units, each Unitholder must provide the Depositary with an affidavit stating, under penalty of perjury, such Unitholder's TIN, that the Unitholder is not a foreign person, and such Unitholder's address. See the information under the caption "Federal Income Tax Consequences" in the Letter of Transmittal. See also "Special Factors -- Certain Federal Income Tax Consequences."

     By executing a Letter of Transmittal as set forth above, a tendering Unitholder irrevocably appoints designees of the Purchaser as such Unitholder's attorneys-in-fact and proxies, each with full power of substitution and resubstitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by the Purchaser and with respect to any and all other Units or other securities issued or issuable in respect of such Units on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Units. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Units for payment pursuant to the Offer. Upon such appointment, all prior proxies given by such Unitholder (with respect to such Units and such other Units and securities) will be revoked, without further action, and no subsequent proxies may be given by such Unitholder (and, if given, will not be deemed effective). The designees of the Purchaser will be empowered, among other things, to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of the Unitholders or otherwise. In order for Units to be validly tendered, upon the acceptance for payment of such Units the Purchaser must be able to exercise full voting rights with respect to such Units (or other securities or rights), including voting at any meeting of Unitholders, whether or not scheduled, and consenting to any action to be taken by Unitholders in the absence of a meeting.

     In order for any tender of Units to be valid, it must be in proper form. All questions as to the form of documents and the validity, eligibility (including time of receipt), and acceptance for payment of any tender of Units will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the right to waive any defect or irregularity in the tender of any Units. No tender of Units will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

     The tender of Units pursuant to one of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser on the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation and warranty that (i) such Unitholder has full power and authority to tender, sell, assign, and transfer such Units and (ii) when the same are accepted for payment by the Purchaser, the Purchaser will acquire good, marketable, and unencumbered title thereto, free and clear of all liens, restrictions, charges, and encumbrances and will not be subject to any adverse claim.

Release of Claims

     The Purchaser and General Partner are parties to certain litigation involving, among other things, the propriety under the Partnership Agreement of the composition of the FRI Board. See "Special Factors -- Certain Litigation against the Purchaser and the General Partner." Upon acceptance for payment by the Purchaser of Units tendered pursuant to the Offer, each tendering Unitholder will be deemed to have released the Purchaser, the General Partner, and their respective stockholders, affiliates, directors, officers, employees, agents, and representatives from any and all claims, causes of action, and liabilities, known or unknown, arising from or relating to the business and affairs of, or any transactions by or involving, or the purchase and ownership of securities of, the Partnership, from the beginning of time through the date on which the tendered Units are accepted for payment in accordance with the terms of the Offer, including without limitation any claim, cause of action, or liability arising from or relating to the subject matter of the above-
referenced litigation.   Accordingly, by tendering their Units, Unitholders
may be waiving significant rights, including their right to participate in any judgment for monetary damages or in any monetary or other settlement. Such release is set forth in the accompanying Letter of Transmittal, which Unitholders are urged to read carefully.

Withdrawal Rights

     Except as otherwise stated below, tenders of Units made pursuant to the Offer are irrevocable. Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 1, 1995.

     For a withdrawal to be effective, a written, telegraphic, or facsimile notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, the number of Units to be withdrawn, and the names in which the Depositary Receipts representing the Units to be withdrawn are registered, if different from that of the person who tendered such Units. If Depositary Receipts representing Units have been delivered or otherwise identified to the Depositary, then, prior to the release of such Depositary Receipts, the tendering Unitholder must also submit the serial numbers shown on the particular Depositary Receipts representing the Units to be withdrawn and, unless such Units have been tendered for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Units have been tendered pursuant to the procedures for book-entry transfer set forth in "-- Procedure for Tendering Units," any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Units.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. None of the Purchaser, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

     Withdrawals may not be rescinded, and any Units properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by again following one of the procedures described in "-- Procedure for Tendering Units."

Sources and Amount of Funds

     The Purchaser estimates that the maximum amount of funds required to purchase Units pursuant to the Offer and to pay related costs and expenses will be approximately $14.9 million. See "-- Fees and Expenses." The Purchaser presently anticipates that all amounts required for the purchase of Units and to pay related costs and expenses will be funded from the Purchaser's existing cash balances.

Certain Conditions of the Offer

     Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment, purchase, or pay for any Units tendered, and may postpone the acceptance for payment, the purchase of, and/or the payment for, Units and/or may amend or terminate the Offer if at any time at or before payment for any Units tendered pursuant to the Offer (whether or not any Units have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following events shall occur:

          (a) there shall be any action taken, or any statute, rule, regulation, order, or injunction shall be sought, proposed, enacted, promulgated, entered, enforced, or deemed applicable to the Offer or any subsequent merger, consolidation, or other business combination or other transaction involving the Purchaser and the Partnership or the Subsidiary Partnership, or any other action shall have been taken, proposed, or threatened, by any domestic or foreign court, legislative body, or governmental agency, or other regulatory or administrative agency or commission, or any other person or entity, which (i) challenges or seeks to challenge the Offer, makes or seeks to make illegal, delays or seeks to delay, or otherwise directly or indirectly restrains or prohibits or seeks to restrain or prohibit the making or consummation of the Offer or the acceptance for payment of, or payment for, any Units by the Purchaser (or any of its affiliates), or the consummation of any subsequent merger, consolidation, or other business combination transaction or other transaction involving the Purchaser and the Partnership or the Subsidiary Partnership, (ii) prohibits or restricts or seeks to prohibit or restrict the ownership or operation by the Purchaser (or any of its affiliates) of all or any material portion of its own or the Partnership's business or assets, or compels or seeks to compel the Purchaser (or any of its affiliates) to dispose of or hold separate all or any portion of the Partnership's business or assets, (iii) imposes or seeks to impose limitations on the ability of the Purchaser or any of its affiliates to acquire or hold or to exercise full rights of ownership of the Units, including, but not limited to, the right to vote the Units purchased by them on all matters properly presented to the limited partners of the Partnership, (iv) imposes or seeks to impose any limitations on the ability of the Purchaser (or any of its affiliates) effectively to control in any respect the business and operations of the Partnership, (v) in the sole judgment of the

     Purchaser, might result in a limitation of the benefits expected to be derived by the Purchaser as a result of the transactions contemplated by the Offer or the value of the Units to the Purchaser, (vi) imposes or seeks to impose any material condition to the Offer unacceptable to the Purchaser, or (vii) otherwise directly or indirectly relates to the Offer or any business combination or other transaction with or involving the Partnership or the Subsidiary Partnership or which otherwise, in the sole judgment of the Purchaser, might adversely affect the Purchaser, the Partnership, the Subsidiary Partnership, or any of their respective affiliates; or

          (b) any litigation, application, claim, counterclaim, or similar proceeding shall have been threatened or commenced in or before any domestic or foreign court, legislative body, or governmental agency, or other regulatory or administrative agency or commission, which, in the sole judgment of the Purchaser, could result in any of the consequences referred to in clauses
     (i) through (vii) of paragraph (a) above or which obtains or seeks to obtain any material damages, or otherwise relates directly or indirectly to the transactions contemplated by the Offer or any subsequent merger, consolidation, or other business combination or other transaction, or there has occurred a development in any litigation, application, claim, counterclaim, or proceeding commenced prior to the time of the commencement of the Offer (including without limitation the litigation described in "Special Factors -- Certain Litigation against the Purchaser and the General Partner") which, in the sole judgment of the Purchaser, could result in any of such consequences; or

          (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, financial condition, results of operations, or prospects of the Partnership which, in the sole judgment of the Purchaser, is, or may be, materially adverse to the Partnership, or the Purchaser shall become aware of any fact (including without limitation any such change or development) which, in the sole judgment of the Purchaser, has, or may have, materially adverse significance with respect to the Partnership; or

          (d) there shall have occurred (i) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States, (ii) any general suspension of trading in, or limitation of prices for, securities on any United States national securities exchange or in the over-the-counter market, (iii) the commencement of a war, armed hostilities, or any other national or international crisis directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on, or any event which, in the Purchaser's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant change in the market price of the Units or in the general level of market prices of equity securities in the United States or abroad that, in the sole judgment of the Purchaser, could have a material effect on the Partnership's business, financial condition, results of operations, or prospects or the trading in the Units or that, in the sole judgment of the Purchaser, makes it inadvisable to proceed with the Offer, or
     (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Purchaser's sole judgment, a material change therein; or

          (e) a tender offer or exchange offer for some portion or all of the Units shall have been commenced or publicly proposed to be made by any other person or entity, or it shall have been publicly disclosed or the Purchaser shall have learned or the Purchaser shall have cause to believe that any other person or entity shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Units, a merger, consolidation, or other business combination or sale of an RC or other assets (other than in the ordinary course of business), or a recapitalization or other transaction outside the ordinary course of business of the Partnership, with or involving the Partnership or the Subsidiary Partnership or any other transaction involving the issuance of securities of the Partnership or the Subsidiary Partnership, or the Partnership or the Subsidiary Partnership shall have authorized, recommended, or proposed, or shall have announced an intention to authorize, recommend, or propose, any other material change in its capitalization; or

          (f) the Purchaser and the General Partner shall have reached an agreement or understanding that the Offer be terminated or amended or the purchase or payment for Units be postponed pursuant thereto.

The foregoing conditions may be asserted by the Purchaser regardless of the circumstances and are for the sole benefit of the Purchaser and its affiliates. The foregoing conditions may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties.

Distributions

     The Partnership has not paid a distribution on the Units during its four most recent fiscal years. According to the 1994 Form 10-K filed with the Commission, the Partnership had positive cash flow in 1994 and expects to have positive cash flow in 1995. As of the date of this Offer to Purchase, no distributions have been paid on the Units during 1995, and the Purchaser understands that it is the present intention of the Partnership to apply its available cash to its ongoing expansion program. See "Special Factors -- Expansion Program." Whether or not the Purchaser increases its equity ownership in the Partnership, the Purchaser has no current plans or proposals to seek to modify the Partnership's current distribution policy, although it reserves the right to do so. Accordingly, there can be no assurance as to whether or when, or at what levels, any future cash distributions to Unitholders will be made.

     If, on or after September 22, 1995, the Partnership should (i) split, combine, or otherwise change the Units or its capitalization, (ii) issue or sell any additional securities of the Partnership or otherwise cause an increase in the number of outstanding securities of the Partnership, or
(iii) acquire currently outstanding Units or otherwise cause a reduction in the number of outstanding Units, then, without prejudice to the Purchaser's rights described "-- Terms of the Offer" and "-- Certain Conditions of the Offer," the Purchaser, in its sole discretion, may make such adjustments in the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination, or other change, including the amount and type of securities offered to be purchased.

     If, on or after September 22, 1995, the Partnership should declare or pay any distribution on the Units or make any distribution (including without limitation the issuance of additional Units pursuant to a Unit distribution or Unit split, the issuance of other securities, or the issuance of rights for the purchase of any securities) with respect to the Units that is payable or distributable to Unitholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Partnership records of the Units purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights described under "Terms of the Offer" and "Certain Conditions of the Offer," (i) the purchase price per Unit payable by the Purchaser pursuant to the Offer will be reduced by the amount of any such cash distribution in respect of the Units and (ii) any such non-cash distribution or right to be received by the tendering Unitholders will be received and held by the tendering Unitholders and delivered to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

Certain Legal Matters

     Except as described below, the Purchaser is not aware of any license or other regulatory permit which appears to be material to the business of the Partnership and that might be adversely affected by the Purchaser's acquisition of Units pursuant to the Offer, any approval or other action by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer, or any state takeover statute that is applicable to the Offer. Should any such approval or other action be required, or any such state takeover statute be applicable, the Purchaser will evaluate at such time whether such approval or action will be sought or compliance with such takeover statute will be effected. There can be no assurance that any such approval, action, or compliance, if needed, would be obtained or effected or, if obtained or effected, would be obtained or effected without substantial conditions or adverse consequences. The Purchaser's obligation to purchase and pay for the tendered Units is subject to certain conditions, including conditions relating to the legal matters discussed herein. See "-- Certain Conditions of the Offer."

Fees and Expenses

     The Purchaser has retained American Stock Transfer & Trust Company to act as the Depositary and MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Units by mail, telephone, telex, telegraph, and in person and will request brokers, dealers, and other nominee Unitholders to forward materials relating to the Offer to beneficial owners of the Units. The Depositary and the Information Agent each will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith. Employees of the Purchaser or its affiliates may make solicitations in connection with the Offer, but they will not receive any additional compensation therefor. Brokers, dealers, commercial banks, and trust companies will be reimbursed by the Purchaser for customary mailing expenses incurred by them in forwarding material to their customers.

     Expenses estimated to be incurred by the Purchaser in connection with the Offer are as follows:

          Depositary and information fees . . . . . . . . .       $ 25,000
          Legal fees  . . . . . . . . . . . . . . . . . . .        200,000
          Printing, mailing and distribution expenses . . .         50,000
          SEC filing fee  . . . . . . . . . . . . . . . . .          2,929
          Miscellaneous fees and expenses . . . . . . . . .         22,071
                                                                   ------

             Total  . . . . . . . . . . . . . . . . . . . .       $300,000
                                                                   =======


               CERTAIN INFORMATION CONCERNING THE PARTNERSHIP

General

     The Partnership is a Delaware limited partnership with its principal executive offices located at 11320 Random Hills Road, Suite 400, Fairfax, Virginia 20030. The Partnership was formed in 1986 for the purpose of owning RCs developed by the Purchaser. The Partnership presently owns its properties through the Subsidiary Partnership, which is a Delaware limited partnership. All of the limited partners' interests in the Subsidiary Partnership are owned by the Partnership, and the general partner of the Subsidiary Partnership is the General Partner.

     The General Partner owns a 1% general partner's interest in the Partnership, which constitutes all of the outstanding general partnership interests in the Partnership. The General Partner also owns a 1% general partner's interest in the Subsidiary Partnership, constituting all of the outstanding general partnership interests in the Subsidiary Partnership. The Purchaser owns all of the issued and outstanding capital stock of the General Partner and elects the General Partner's directors. Pursuant to the Partnership Agreement, however, a majority of the members of the FRI Board must be Independent Directors. See "Special Factors -- Certain Litigation against the Purchaser and the General Partner" for a discussion of certain litigation involving, among other things, the propriety under the Partnership Agreement of the composition of the FRI Board. Neither the Partnership nor the General Partner employs its own management personnel and each of them relies on personnel employed by the Purchaser. See "Special Factors -- Interests of Certain Persons in the Offer."

     The Partnership owns, through the Subsidiary Partnership, nine RCs. The Partnership acquired the Properties (together with one additional RC, which was subsequently sold by the Partnership to an unaffiliated third party) from the Purchaser and its affiliates in connection with the Partnership's formation in 1986. The Purchaser currently manages and operates all of the Properties pursuant to the Management Agreement. See "Special Factors -- Interests of Certain Persons in the Offer." For additional information with respect to the Partnership's ongoing expansion program and certain other matters relating to the Partnership, see "Special Factors -- Expansion Program" and "-- Certain Determinations by the Purchaser."

     The Partnership is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file with the Commission periodic reports and other information relating to its business, financial condition, and other matters. The Partnership is required to disclose in such reports certain information, as of particular dates, concerning the Partnership's operating results and financial condition, the officers and directors of the General Partner, the principal holders of the Partnership's securities, any material interests of such persons in transactions with the Partnership, and other matters. These reports and other informational filings required by the Exchange Act should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection and copying at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60611 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the Partnership may also be obtained at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

     Certain of the information contained in this Offer to Purchase concerning the Partnership and the General Partner is based upon publicly available documents on file with the Commission. The Purchaser does not accept any responsibility for the accuracy or completeness of such information. See "Miscellaneous."

Financial Information

     The following summary consolidated financial information relating to the Partnership has been taken or derived from the audited consolidated financial statements contained in the 1994 Form 10-K and the unaudited interim consolidated financial statements in the 1995 Second Quarter
Form 10-Q. More comprehensive financial information is contained in Annex A hereto which contains excerpts of the 1994 Form 10-K and the 1995 Second Quarter Form 10-Q, and the financial information below is qualified by reference to such Annex A and the financial information contained therein. The 1994 Form 10-K and the 1995 Second Quarter Form 10-Q may be examined and copies may be obtained from the offices of the Commission as described above. See "Special Factors -- Certain Determinations by the Purchaser" with respect to the Partnership's budget for its fiscal year ending December 31, 1995 and "Special Factors -- Expansion Program" with respect to the Partnership's ongoing expansion program.

                      FORUM RETIREMENT PARTNERS, L.P.
               SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
         (Dollars in thousands, except per Unit amounts and ratios)

                                                     Six Months ended June 30,     Year ended December 31,
                                                     ------------------------     -----------------------
                                                         1995         1994         1994         1993
                                                     ----------   -----------     ----------    ---------
Income Statement Data:
  Total revenues  . . . . . . . . . . . . . . . . .  $ 24,611     $ 22,761        $ 47,333      $ 44,176
  Income (loss) before extraordinary charge . . . .       159          105             317        (1,762)
  Extraordinary charge  . . . . . . . . . . . . . .       -            -                -          2,917
                                                                                                      (a)
  Net income (loss) . . . . . . . . . . . . . . . .       159          105             317        (4,679)
  Net income (loss) per Unit (b)  . . . . . . . . .      0.01         0.01            0.02         (0.45)
  Ratio of earnings to fixed charges  . . . . . . .      1.06%        1.04%           1.06%          (c)





                                                                                        At December 31,
                                                                                   -------------------------
                                                         At June 30, 1995              1994         1993
                                                         ----------------          ------------   ----------
Balance Sheet Data:
  Total assets  . . . . . . . . . . . . . . . . . .          $110,841              $111,163       $110,480
  Long-term debt (d)  . . . . . . . . . . . . . . .            49,482               49,934         50,707
  Total partners' equity  . . . . . . . . . . . . .            38,770               38,612         38,386
  Net book value per Unit (b) . . . . . . . . . . .              2.50                 2.49           2.48


------------------------
(a) Reflects early extinguishment of debt.

(b) Per Unit data is based on 15,285,000 Units outstanding.

(c) For purposes of calculating this ratio, earnings includes income before extraordinary and fixed charges, and fixed charges includes interest expense. Earnings were inadequate to cover fixed charges by $1.8 million for the fiscal year ended December 31, 1993 (exclusive of extraordinary items).

(d) Includes current portion of long-term debt.



                CERTAIN INFORMATION CONCERNING THE PURCHASER

    The Purchaser provides senior housing and healthcare services in 14 states through the ownership and/or operation of 44 senior living and assisted living communities, including the nine communities owned by the Partnership and two communities under construction. The principal business of Forum A/H is to make equity investments in the Partnership.

    The Purchaser was incorporated under the laws of Kentucky on November 13, 1969, and adopted its present name and changed its corporate domicile to Indiana on September 8, 1981. The principal executive offices of the Purchaser and Forum A/H are located at 11320 Random Hills Road, Suite 400, Fairfax, Virginia 22030.

    On February 19, 1991, the Purchaser and certain of its affiliates (not including the Partnership or the General Partner) voluntarily commenced proceedings under Chapter 11 of the United States Bankruptcy Code to reorganize and restructure their liabilities. The Purchaser emerged from bankruptcy pursuant to a plan of reorganization on April 2, 1992.

    In June 1993, the Purchaser was recapitalized in a series of transactions pursuant to which the FGI Investors, comprised of Apollo FG Partners, L.P. ("AFG"), Forum Holdings, L.P. ("Forum Holdings"), and Healthcare Resources I, L.P. ("Healthcare Resources"), acquired a majority of the Purchaser's capital stock and gained control of the Board of Directors of the Purchaser. In November 1994, AFG and Forum Holdings together purchased from Healthcare Resources all of the Purchaser's securities then owned by Healthcare Resources. Based upon filings made with the Commission by AFG and Forum Holdings, as of September 29, 1995,
(i) AFG beneficially owned and had sole dispositive power with respect to 9,428,203 shares of common stock of the Purchaser, constituting 40.6% of the total number of such shares outstanding, and (ii) Forum Holdings beneficially owned and had sole dispositive power with respect to 9,428,203 shares of common stock of the Purchaser, constituting 40.6% of the total number of such shares outstanding. As a result of a shareholders' agreement between AFG and Forum Holdings (the "Shareholders' Agreement"), each of AFG and Forum Holdings may be deemed to have shared voting power with respect to, and thus to own beneficially, all of the 18,856,406 shares of common stock of the Purchaser owned by AFG and Forum Holdings in the aggregate, constituting 81.3% of the total number of such shares outstanding. (The foregoing percentages are based upon 23,206,013 shares of common stock of the Purchaser outstanding, which number includes 5,760 shares presently issuable at a nominal purchase price to AFG and Forum Holdings pursuant to certain warrants originally issued to the FGI Investors in connection with the recapitalization of the Purchaser in June 1993, 149,607 shares presently issuable at a nominal purchase price to AFG and Forum Holdings pursuant to certain warrants acquired by AFG and Holdings from a third party in December 1994 and 550,537 shares presently issuable at a purchase price of $3.37 per share (subject to adjustment) to AFG and Forum Holdings pursuant to certain other warrants acquired by AFG and Holdings from a third party in December 1994.)

    The Board of Directors of the Purchaser presently consists solely of persons designated or approved by AFG and Forum Holdings, and the executive committee thereof consists solely of persons elected by such Board. Pursuant to the Shareholders' Agreement, each of AFG and Forum Holdings has agreed to use its respective best efforts to cause nominees of AFG and Forum Holdings to be elected in all elections of directors of the Purchaser and to vote or cause to be voted in favor of such nominees all shares of common stock of the Purchaser over which it has voting power. Pursuant to the Shareholders' Agreement, each of AFG and Forum Holdings has also agreed to use its respective best efforts to cause the executive committee of the Board of Directors of the Purchaser to consist of at least three persons, one designee designated by each of AFG and Forum Holdings and the Chief Executive Officer of the Purchaser, and such additional directors of the Purchaser, if any, as shall be acceptable to each of AFG and Forum Holdings.

    Since January 1, 1993, the Purchaser, directly or indirectly through Forum A/H, has acquired an aggregate of 9,481,712 Units, as follows:
(i) during the calendar quarter ended December 31, 1993, pursuant to the Recapitalization Agreement Forum A/H acquired 6,500,000 Units for a capital contribution equal to $2.00 per Unit (1,994,189 of such Units were subsequently repurchased from Forum A/H by the Partnership for $2.00 per Unit as provided in the Recapitalization Agreement) (see "Background of the Offer"); (ii) during the calendar quarter ended September 30, 1994, the Purchaser, in two separate privately negotiated transactions, purchased a total of 2,190,712 Units at an average purchase price of approximately $2.64 per Unit (1,040,644 of such Units were purchased at a purchase price of $3.00 per Unit and 1,150,068 were purchased at a purchase price of $2.3125 per Unit); and (iii) during the calendar quarter ended December 31, 1994, the Purchaser, in a single privately negotiated transaction, purchased 791,000 Units at a purchase price of $3.00 per Unit.

    As of September 29, 1995, the Purchaser beneficially owned an aggregate of 9,427,791 Units, constituting 61.7% of the total number of Units outstanding. At such time, the Purchaser directly owned 4,921,980 Units (constituting 32.2% of the total number of Units outstanding), as to which it had sole voting and disposition power, and Forum A/H, a wholly owned subsidiary of the Purchaser, directly owned 4,505,811 Units (constituting 29.5% of the total number of Units outstanding), as to which it had sole voting and dispositive power. The foregoing percentages are based upon a total of 15,285,248 Units outstanding. By reason of its parent-subsidiary relationship with Forum A/H, the Purchaser may be deemed to own beneficially the Units owned directly by Forum A/H. Further, FGI and Forum A/H may be deemed to constitute a "group" within the meaning of Rule 13d-5 under the Exchange Act.

    Annex C hereto sets forth the following information with respect to each of the directors and executive officers of the Purchaser and of Forum A/H: (i) name; (ii) business address; (iii) present principal occupation or employment and the name, principal place of business, and address of any corporation or other organization in which such employment or occupation is conducted; (iv) material occupations, positions, offices, or employments during the last five years, giving the starting and ending dates of each and the name, principal business, and address of any business corporation or other organization in which such occupation, position, office, or employment was carried on; and (v) citizenship. Annex D hereto sets forth certain information concerning AFG and Forum Holdings and the following information with respect to each of the general partners, executive officers, directors, and principal shareholders of AFG, Forum Holdings and certain related persons: (i) name;
(ii) business address; (iii) present principal occupation or employment and the name, principal business, and address of any corporation or other organization in which such employment or occupation is conducted;
(iv) material occupations, positions, offices, or employments during the last five years, giving the starting and ending dates of each and the name, principal business, and address of any business corporation or other organization in which such occupation, position, office, or employment was carried on; and (v) citizenship.

    Except as disclosed in this Offer to Purchase, none of the Purchaser, Forum A/H, nor, to the knowledge of the Purchaser, any of AFG, Forum Holdings, or the persons listed in Annex C and Annex D hereto, or any majority owned subsidiary or associate of the Purchaser, Forum A/H, or any of AFG, Forum Holdings, or the persons so listed, beneficially owns or has a right to acquire any equity securities of the Partnership, nor except as disclosed in this Offer to Purchase, has the Purchaser, Forum A/H, or, to the knowledge of the Purchaser, any of AFG, Forum Holdings, or the persons listed in Annex C or Annex D, or any of the respective officers, directors, or subsidiaries of any of the foregoing, effected any transactions in the equity securities of the Partnership which are required to be disclosed herein pursuant to the rules and regulations of the Commission.

    Except as disclosed in this Offer to Purchase, none of the Purchaser, Forum A/H, nor, to the knowledge of the Purchaser, any of AFG, Forum Holdings, or the persons listed in Annex C or Annex D hereto, has any present or proposed contract, arrangement, understanding, or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any securities of the Partnership, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies. Except as disclosed herein, there have been no contacts, negotiations, or transactions since January 1, 1992 between the Purchaser or its subsidiaries or, to the knowledge of the Purchaser, any of AFG, Forum Holdings, or the persons listed in Annex C or Annex D hereto, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as disclosed herein, none of the Purchaser, Forum A/H, nor, to the knowledge of the Purchaser, any of AFG, Forum Holdings, or the persons listed in Annex C or Annex D hereto, has had any business relationships or has entered into any transactions since January 1, 1992 with the Partnership or any of its executive officers, directors, or affiliates which are required to be disclosed herein pursuant to the rules and regulations of the Commission.


                               MISCELLANEOUS

    No person has been authorized to give any information or make any representation other than as contained in this Offer to Purchase or the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    The Offer is being made to all Unitholders. The Purchaser is not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If the Purchaser becomes aware of any jurisdiction where the making of the Offer is so prohibited, the Purchaser will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Unitholders in such jurisdiction. In those jurisdictions where securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Certain of the information concerning the Partnership contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although the Purchaser does not have any knowledge that would indicate that any statements contained herein based on such documents and records are untrue, the Purchaser accepts no responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Partnership to disclose events which may have occurred or may affect the significance or accuracy of any such information.

    The Purchaser has filed with the Commission a Transaction Statement on
Schedule 13E-3 and a Tender Offer Statement on Schedule 14D-1, together with exhibits in each case, pursuant to Rules 13e-3 and 14d-3, respectively, under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Statements and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the manner set forth under "Certain Information Concerning the Partnership" in this Offer to Purchase (except that they will not be available in the regional offices of the Commission).


                                   FORUM GROUP, INC.

October 2, 1995

                                                                    ANNEX A
                                                                    -------


                     CONSOLIDATED FINANCIAL STATEMENTS
                             OF THE PARTNERSHIP

                       INDEX TO FINANCIAL STATEMENTS


                                                                       Page
                                                                       ----

Audited Financial Statements:
Independent Auditors' Report  . . . . . . . . . . . . . . . . . . .    A-2
Consolidated Balance Sheets as of
    December 31, 1994 and 1993  . . . . . . . . . . . . . . . . . .    A-3
Consolidated Statements of Operations for the
    years ended December 31, 1994, 1993 and 1992  . . . . . . . . .    A-4
Consolidated Statements of Partners'
    Equity for the years ended December 31, 1994,
    1993 and 1992 . . . . . . . . . . . . . . . . . . . . . . . . .    A-5
Consolidated Statements of Cash Flows for the
    years ended December 31, 1994, 1993 and 1992  . . . . . . . . .    A-6
Notes to Consolidated Financial Statements  . . . . . . . . . . . .    A-7

Unaudited Interim Financial Statements:
Condensed Consolidated Balance Sheets as of
    June 30, 1995 and December 31, 1994 . . . . . . . . . . . . . .    A-11
Condensed Consolidated Statements of Operations for the
    three months and six months ended June 30, 1995 and 1994 . . . A-12 Condensed Consolidated Statements of Cash Flows for the
    six months ended June 30, 1995 and 1994 . . . . . . . . . . . .    A-13
Notes to Condensed Consolidated Financial Statements  . . . . . . .    A-14

KPMG Peat Marwick LLP

2400 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN  46204-2452


Independent Auditors' Report
----------------------------


The Partners
Forum Retirement Partners, L.P.:

We have audited the accompanying consolidated balance sheets of Forum Retirement Partners, L.P. and subsidiary partnerships as of December 31, 1994 and 1993 and the related consolidated statements of operations, partners' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forum Retirement Partners, L.P. and subsidiary partnerships as of December 31, 1994 and 1993 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP


KPMG Peat Marwick LLP
Indianapolis, Indiana
February 6, 1995

                      FORUM RETIREMENT PARTNERS, L.P.
                        AND SUBSIDIARY PARTNERSHIPS

                        Consolidated Balance Sheets

                         December 31, 1994 and 1993

                               (in thousands)



                           Assets                                   1994        1993
                           ------                                ----------  ----------
Property and equipment:
  Land                                                           $  14,758      14,572
  Buildings                                                         97,918      96,473
  Furniture and equipment                                            8,174       7,739
                                                                     -----       -----
                                                                   120,850     118,784
  Less accumulated depreciation                                     24,000      20,519
                                                                    ------      ------
        Net property and equipment                                  96,850      98,265

Cash and cash equivalents                                            5,588       4,700
Accounts receivable, less allowance for doubtful
  accounts of $208 and $126                                          2,650       2,274
Restricted cash                                                      2,625       1,719
Deferred financing costs                                             2,152       2,339
Other assets                                                         1,298       1,183
                                                                     -----       -----

                                                                 $ 111,163     110,480
                                                                 =========     =======

                    Liabilities and Partners' Equity
                    --------------------------------

Long-term debt, including $927 and $773 due within one year      $  49,934      50,707
Accounts payable and accrued expenses                                3,969       3,402
Management fees and amounts due to parent of general partner         1,195         638
Deferred management fees due to parent of general partner           15,780      15,780
Resident deposits                                                    1,445       1,341
                                                                     -----       -----
        Total liabilities
                                                                    72,323      71,868
                                                                    ------      ------
General partner's equity in subsidiary partnership                     228         226
                                                                       ---         ---

Partners' equity:
  General partner                                                      492         490
  Limited partners (15,285 units issued and outstanding)            38,120      37,896
                                                                    ------      ------
        Total partners' equity                                      38,612      38,386
                                                                    ------      ------

                                                                 $ 111,163     110,480
                                                                 =========     =======



        See accompanying Notes to Consolidated Financial Statements.

                                   FORUM RETIREMENT PARTNERS, L.P.
                                     AND SUBSIDIARY PARTNERSHIPS

                                Consolidated Statements of Operations

                             Years ended December 31, 1994, 1993 and 1992

                                (in thousands except per unit amounts)





                                                                          1994           1993           1992
                                                                     --------------   ----------   -----------
 Revenues:
   Operating revenues                                                  $47,086          43,797       41,648
   Other income                                                            247             379          302
                                                                      --------         -------      -------
         Total revenues                                                 47,333          44,176       41,950
                                                                      --------         -------      -------

 Costs and expenses:
   Operating expenses                                                   34,226          32,969       33,873
   Management fees to parent of general partner                          3,767           3,516        3,337
   Litigation                                                              146             -            -
   Depreciation                                                          3,491           3,356        3,391
   Interest, including amounts to parent of general
     partner of $38, $50 and $68                                         5,384           6,106        7,510
                                                                      --------         -------      -------
         Total costs and expenses                                       47,014          45,947       48,111
                                                                      --------         -------      -------

         Income (loss) before general partner's
           interest in income (loss) of subsidiary
           partnerships and extraordinary charge                           319          (1,771)      (6,161)

 General partner's interest in income (loss) of subsidiary
   partnerships
                                                                             2              (9)         (49)
                                                                      --------         -------      -------

         Income (loss) before extraordinary charge                         317          (1,762)      (6,112)

 Extraordinary charge - early extinguishment of debt                        -            2,917          -
                                                                      --------         -------      -------

         Net income (loss)                                                 317          (4,679)      (6,112)

 General partner's interest in net income (loss)                             3             (47)         (61)
                                                                      --------         -------      -------


 Limited partners' interest in net income (loss)                          $314          (4,632)      (6,051)
                                                                      ========         =======      =======
 Average number of units outstanding                                    15,285          10,317        8,785
                                                                      ========         =======      =======
 Income (loss) per limited partner unit:
   Income (loss) before extraordinary charge                             $0.02           (0.17)       (0.69)

   Extraordinary charge                                                    -             (0.28)          -
                                                                      --------         -------      -------

         Net income (loss)                                               $0.02           (0.45)       (0.69)
                                                                      ========         =======      =======



        See accompanying Notes to Consolidated Financial Statements.

                                    FORUM RETIREMENT PARTNERS, L.P.
                                      AND SUBSIDIARY PARTNERSHIPS

                              Consolidated Statements of Partners' Equity

                              Years ended December 31, 1994, 1993 and 1992

                                             (in thousands)




                                                                                   General          Limited
                                                                                   partner          partners
                                                                                  -------------  ------------

 Balances at January 1, 1992                                                        $470            35,829

   Net loss                                                                          (61)           (6,051)
                                                                                    ----           -------

 Balances at December 31, 1992                                                       409            29,778

   Capital contributions from issuance of
     6,500 units, net of offering costs of $253                                      128            12,750

   Net loss                                                                          (47)           (4,632)
                                                                                    ----           -------

 Balances at December 31, 1993                                                      $490            37,896

   Offering costs                                                                     (1)              (90)
   Net income                                                                          3               314
                                                                                    ----           -------

 Balances at December 31, 1994                                                      $492            38,120
                                                                                    ====           =======



 Accumulated balances:
   Capital contributions                                                           1,173           116,279
   Offering expenses                                                                  (4)           (6,715)
   Cash distributions                                                               (255)          (29,679)
   Accumulated losses                                                               (422)          (41,765)
                                                                                    ----           -------

 Balances at December 31, 1994                                                      $492            38,120
                                                                                    ====           =======






        See accompanying Notes to Consolidated Financial Statements.

                                         FORUM RETIREMENT PARTNERS, L.P.
                                           AND SUBSIDIARY PARTNERSHIPS

                                      Consolidated Statements of Cash Flows

                                   Years ended December 31, 1994, 1993 and 1992

                                                  (in thousands)

                                                                            1994         1993         1992
                                                                        ------------  ----------  ------------
 Cash flows from operating activities:
   Net income (loss)                                                     $   317        (4,679)     (6,112)
   Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
       Depreciation of property and equipment                              3,491         3,356       3,391
       Amortization of deferred financing costs                              352           479         339
       Amortization of discount on long-term debt                            -             -         1,433
       Extraordinary charge                                                  -           2,917         -
       Deferred management fees due to parent of
         general partner                                                     -           3,516       3,337
       Management fees due to parent of general partner                      981           -           -
       Accrued revenues and expenses, net                                   (207)       (4,210)      1,125
       Other                                                                 107           121        (172)
                                                                         -------       -------    ---------

         Net cash provided by operating activities                         5,041         1,500       3,341
                                                                         -------       -------    ---------


 Cash flows from investing activities:
   Additions to property and equipment                                    (1,853)       (1,210)       (813)
   Proceeds from sale of retirement community
                                                                             -             -        16,695
                                                                         -------       -------    ---------

         Net cash provided (used) by investing
           activities                                                     (1,853)       (1,210)     15,882
                                                                         -------       -------    ---------

 Cash flows from financing activities:
   Reduction of long-term debt                                              (949)      (59,260)    (17,134)
   Proceeds from long-term debt                                               -         50,707         -
   Yield maintenance premium and other expenses
     in connection with refinancing                                           -         (2,602)        -
   Deferred financing costs                                                 (293)       (2,436)        (95)
   Capital contributions, net                                                 -         12,939         -
   Offering costs                                                           (152)         (192)        -
   Net decrease (increase) in restricted cash
                                                                            (906)          174         843
                                                                         -------       -------    ---------

         Net cash used by financing activities                            (2,300)         (478)    (16,386)
                                                                         -------       -------    ---------

 Net increase (decrease) in cash and cash equivalents                        888          (188)      2,837
 Cash and cash equivalents at beginning of year
                                                                           4,700         4,888       2,051
                                                                         -------       -------    ---------

 Cash and cash equivalents at end of year                                 $5,588         4,700       4,888
                                                                         =======       =======    =========

             See accompanying Notes to Consolidated Financial Statements.


                      FORUM RETIREMENT PARTNERS, L.P.
                        AND SUBSIDIARY PARTNERSHIPS

                 Notes to Consolidated Financial Statements


(1)  Summary of Significant Accounting Policies
     ------------------------------------------

     Organization
     ------------

     Forum Retirement Partners, L.P. and a subsidiary partnership (the "Partnership") own nine retirement communities ("RCs") which were acquired from Forum Group, Inc. ("Forum Group"). Forum Group was engaged to manage, and continues to manage, the RCs for the Partnership.

     The general partner of the Partnership, a wholly owned subsidiary of Forum Group, receives 1% of all distributions of net cash flow until the limited partners receive cumulative distributions equal to a 12% cumulative annual return on the initial offering price. Thereafter, the general partner is to receive 30% of all distributions of net cash flow. Forum Group owned 62.1% of the Partnership at December 31, 1994.

     On February 19, 1991, Forum Group commenced reorganization proceedings under Chapter 11 of the United States Bankruptcy Code, and on April 2, 1992, Forum Group's plan of reorganization was confirmed by the Bankruptcy Court. In February 1993, the Partnership and Forum Group entered into a settlement agreement disposing of certain claims which arose during the reorganization proceedings. As part of that settlement, the Partnership received a cash payment of $125,000 and 63,612 shares of Forum Group common stock which were sold in August 1993 for $230,000, resulting in a gain of $130,000.

     To facilitate the refinancing of its long-term debt, the Partnership and Forum Group entered into a Recapitalization Agreement (the "Recapitalization Agreement") in October 1993, which provided for, among other things, an immediate infusion of $13 million of equity into the Partnership by a wholly-owned subsidiary of Forum Group. The Partnership applied the $13 million of proceeds to the partial prepayment of the outstanding principal balance of the secured bank credit agreement that was to mature on December 31, 1993. To repay the remaining amount due on the secured bank credit agreement and other indebtedness of the Partnership, on December 28, 1993, the Partnership obtained $50.7 million in new mortgage financing (see note 3).

     In order that the other limited partners' interests are not diluted as a result of the Recapitalization Agreement, in January 1994, the Partnership offered all of the other limited partners the right to purchase 0.74 of a Partnership unit for each unit owned on October 18, 1993, at $2.00 per unit. Proceeds from the exercise of these rights were used to repurchase 1,994,189 units from the wholly owned subsidiary of Forum Group at $2.00 per unit. The Partnership incurred costs of $91,000 and $253,000 in 1994 and 1993, respectively, as a result of the offering.

     Principles of Consolidation
     ---------------------------

     The consolidated financial statements include the accounts of the Partnership and its affiliated operating partnership in which the Partnership has a 99% limited partner's interest and the general partner of the Partnership owns the remaining 1% interest. The effects of all significant intercompany accounts and transactions have been eliminated in consolidation.


                                    A-7                         (Continued)

                      FORUM RETIREMENT PARTNERS, L.P.
                        AND SUBSIDIARY PARTNERSHIPS

                 Notes to Consolidated Financial Statements


     Property and Equipment
     ----------------------

     Property and equipment are carried at cost. Depreciation is computed on the straight-line method at rates calculated to amortize the costs over the estimated useful lives of the related assets. The Partnership records a provision for value impairment whenever the estimated future cash flows from the property's operations or projected sale are less than the property's net carrying value.

     Deferred Costs
     --------------

     Financing costs are amortized to interest expense on the straight-line method over the term of the related loan agreement.

     Operating Revenues
     ------------------

     Routine service revenues are generated from monthly charges for independent living units and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Ancillary service revenues are generated on a "fee for service" basis for supplementary items requested by residents, and are recognized as the services are provided.

     Operating revenues include amounts estimated by management to be reimbursable by Medicare, Medicaid and other cost-based programs. Cost-based reimbursements are subject to audit by agencies administering the programs, and provisions are made for potential adjustments that may result. To the extent those provisions vary from settlements, revenues are charged or credited when the adjustments become final. A change in the estimate of amounts reimbursable by third party payors from prior years resulted in the recognition of $210,000 and $379,000 of additional operating revenues for 1994 and 1993, respectively.

     Income Taxes
     ------------

     As partnerships, the allocated share of income or loss for the year is includable in the income tax returns of the partners; accordingly, income taxes are not reflected in the accompanying consolidated financial statements.

     The tax basis of the Partnership's assets are approximately
     $12,000,000 less than the basis reported for financial statement purposes, primarily due to the carryover tax basis of the affiliated operating partnerships and differences in tax reporting methods.

     Per Unit Data
     -------------

     The net income (loss) per unit is based on the limited partners' interest in the net income (loss) divided by the average number of limited partner units outstanding.

     Reclassifications
     -----------------

     Certain amounts in the 1993 financial statements have been reclassified to conform with the 1994 presentation.


                                    A-8                         (Continued)

                      FORUM RETIREMENT PARTNERS, L.P.
                        AND SUBSIDIARY PARTNERSHIPS

                 Notes to Consolidated Financial Statements


(2)  Cash
     ----

     Restricted cash includes required property, working capital and other reserves amounting to $1,434,000 and $612,000 at December 31, 1994 and 1993, respectively, and residents' deposits of $1,191,000 and $1,107,000 at December 31, 1994 and 1993, respectively.

     Cash and cash equivalents include cash and highly liquid investments with a maturity of three months or less.

(3)  Long-term Debt
     --------------

     On December 28, 1993, the Partnership entered into a new mortgage loan agreement for $50,707,000 and the proceeds were used to retire the split coupon mortgage notes and the bank credit facility and to pay the related fees, yield maintenance premium and expenses. The new loan requires monthly payments of principal (based on a 20-year amortization) and interest at 9.93% (assuming servicing costs of 0.20%) to maturity on January 1, 2001. The loan agreement prohibits prepayment for three years and requires payment of a yield maintenance premium, as defined, if prepaid thereafter. Additional principal payments are required if the debt service coverage ratio, as defined, is below specified levels. The loan is secured by all of the Partnership's RCs. Scheduled principal payments on the mortgage loan as of December 31, 1994, are $927,000 in 1995, $1,023,000 in 1996,
     $1,129,000 in 1997, $1,247,000 in 1998 and $1,376,000 in 1999.

     The prepayment of the split coupon mortgage notes required a yield maintenance premium of $2,142,000 which is included in extraordinary charge in the accompanying consolidated statements of operations. The split coupon mortgage notes included a prohibition of cash distributions and required the maintenance of cash escrow and reserve funds. Base interest rates ranged from 7.75% to 9.25%, payable monthly, and additional interest rates ranged from 2.25% to 3.00%, payable monthly from net operating cash flow for the previous month, as defined, or upon maturity on June 30, 1996, for an effective rate of 11.46%. Prior to a restructuring in 1992, the split coupon mortgage notes had an effective interest rate of 11.75%. Interest payments of $255,000 were due monthly at 6% per annum through July 1992, with principal and interest payments of $527,000 due monthly at 11.75% thereafter to maturity on July 1, 1996.

     Interest under the bank credit facility was payable quarterly through March 1993, and monthly thereafter, at the bank's reference rate plus 2%.

     Amounts due to parent of general partner include long-term debt of $457,000 and $632,000 at December 31, 1994 and 1993, respectively, with a blended interest rate of 7.2% and maturities in varying amounts through January 31, 2004.

     Interest paid during 1994, 1993 and 1992 totaled $4,679,000,
     $5,872,000 and $6,732,000, respectively.


                                    A-9                         (Continued)

                      FORUM RETIREMENT PARTNERS, L.P.
                        AND SUBSIDIARY PARTNERSHIPS

                 Notes to Consolidated Financial Statements


(4)  Commitments and Contingencies
     -----------------------------

     In connection with the formation of the Partnership, the Partnership entered into a long-term management agreement with Forum Group which requires fees of 8% of gross operating revenues. Through December 31, 1993, the agreement provided for the deferral of payment of the fees if net cash flow was not adequate to make certain distributions to limited partners. Since cash flow was not adequate to make the distributions, the $15,780,000 of management fees earned since formation of the Partnership through December 31, 1993 was deferred. The Partnership also reimbursed Forum Group for general and administrative costs incurred on behalf of the Partnership, which amounted to $180,000 in 1994 and 1993 and $176,000 in 1992.

     On January 24, 1994, the Russell F. Knapp Revokable Trust (the "Plaintiff"), filed a complaint (the "Complaint") in the United States District Court for the Northern District of Iowa against the Partnership's general partner alleging breach of the partnership agreement, breach of fiduciary duty, fraud and civil conspiracy. The Complaint alleges, among other things, that the Plaintiff holds a substantial number of Units, that the Board of Directors of the general partner is not comprised of a majority of independent directors, as allegedly required by the partnership agreement and as represented in the 1986 Prospectus for the Partnership's initial public offering, and that the general partner's Board of Directors has approved and/or acquiesced in 8% management fees being charged by Forum Group under the management agreement. The Complaint further alleges that the "industry standard" for such fees is 4% thereby resulting in an "overcharge" to the Partnership estimated by the Plaintiff at $1.8 million per annum, beginning in 1994. The Plaintiff is seeking the restoration of certain former directors to the Board of Directors of the general partner and the removal of certain other directors from that Board, an injunction prohibiting the payment of 8% management fees and unspecified compensatory and punitive damages.
     The general partner intends vigorously to defend against this litigation. The Partnership, in accordance with the management agreement, reimbursed the general partner for $146,000 of litigation costs relating to this claim in 1994.

(5)  Employee Benefit Plan
     ---------------------

     Effective April 1, 1993, Forum Group established a defined contribution profit sharing plan, including features under Section 401(k) of the Internal Revenue Code, which will provide retirement benefits to its eligible employees. The Partnership contributes to the plan for participants employed at the RCs.

     The Partnership has expensed $43,000 and $34,000 in 1994 and 1993, respectively, relating to its portion of employee contributions under this plan.

        FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIPS
                   CONDENSED CONSOLIDATED BALANCE SHEETS




                                                                        June 30,         December 31,
                                                                          1995               1994
                                                                    ----------------   ----------------
                                                                    (Without Audit)         (Note)
                                             ASSETS                           (in thousands)
                                             ------
 Property and equipment:
   Land                                                                 $ 14,816          $  14,758
   Buildings                                                              98,477             97,918
   Furniture and equipment                                                 8,513              8,174
                                                                        --------          ---------
                                                                         121,806            120,850
   Less accumulated depreciation                                          25,781             24,000
                                                                        --------          ---------
   NET PROPERTY AND EQUIPMENT                                             96,025             96,850

 Cash and cash equivalents                                                 6,273              5,588
 Accounts receivable, less allowances for doubtful
   accounts of $208 and $208                                               1,535              2,650
 Restricted cash                                                           2,928              2,625
 Deferred costs, net of accumulated amortization
   of $532 and $352                                                        2,021              2,152
 Other assets                                                              2,059              1,298
                                                                        --------          ---------

   TOTAL ASSETS                                                         $110,841          $ 111,163
                                                                        ========          =========


                                    LIABILITIES AND PARTNERS' EQUITY
                                    --------------------------------

 Long-term debt, including $974 and $927 due
   within one year                                                      $ 49,482          $  49,934
 Accounts payable and accrued expenses                                     3,730              3,969
 Management fees and amounts due to parent
   of general partner                                                      1,453              1,195
 Deferred management fees due to parent of
   general partner                                                        15,780             15,780
 Resident deposits                                                         1,397              1,445
                                                                        --------          ---------

   TOTAL LIABILITIES                                                      71,842             72,323
                                                                        --------          ---------

 General partner's equity in subsidiary
   partnership                                                               229                228
                                                                        --------          ---------

 Partners' equity:
   General partner                                                           492                492
   Limited partners (15,285 units issued and
     outstanding)                                                         38,278             38,120
                                                                        --------          ---------

     TOTAL PARTNERS' EQUITY                                               38,770             38,612
                                                                        --------          ---------

                                                                        $110,841          $ 111,163
                                                                        ========          =========



See Notes to Condensed Consolidated Financial Statements.

        FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIPS
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Without Audit)







                                                            Three Months Ended          Six Months Ended
                                                                 June 30,                   June 30,
                                                        ------------------------   ------------------------
                                                            1995          1994         1995         1994
                                                        ------------   ----------   ----------   ----------
                                                               (in thousands except per unit amounts)
 Revenues:
   Routine                                               $10,946        $10,352      $21,567      $20,502
   Ancillary                                               1,424          1,040        2,891        2,165
   Other income                                               80             47          153           94
                                                         -------        -------      -------      -------

   TOTAL REVENUES
                                                          12,450         11,439       24,611       22,761
                                                         -------        -------      -------      -------

 Costs and expenses:
   Routine expenses                                        7,754          7,068       15,357       14,087
   Ancillary costs                                         1,137            904        2,339        1,808
   Management fees to parent
     of general partner                                      991            914        1,957        1,818
   General and administrative                                162            223          287          420
   Litigation                                                 29             20           68           42
   Depreciation                                              897            926        1,782        1,783
   Interest, including amounts to
     parent of general partner
     of $7, $10, $15 and $21                               1,327          1,349        2,661        2,697
                                                         -------        -------      -------      -------
                                                                                                    -----
   TOTAL COSTS AND EXPENSES                               12,297         11,404       24,451       22,655
                                                         -------        -------      -------      -------

 Income before general partner's interest in income
   of subsidiary partnership                                 153             35          160          106

 General partner's interest in income
   of subsidiary partnership                                   1              0            1            1
                                                         -------        -------      -------      -------

   NET INCOME                                                152             35          159          105

 General partner's interest in
   net income                                                  1              0            1            1
                                                         -------        -------      -------      -------

 Limited partners' interest in
   net income                                            $   151        $    35       $  158      $   104
                                                         =======        =======      =======      =======

 Average number of units
   outstanding                                            15,285         15,285       15,285       15,285
                                                         =======        =======      =======      =======

 Net income per unit                                     $  0.01       $   0.00     $   0.01     $   0.01
                                                         =======        =======      =======      =======




See Notes to Condensed Consolidated Financial Statements.

        FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIPS
              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Without Audit)




                                                                                     Six Months Ended
                                                                                         June 30,
                                                                                   --------------------
                                                                                     1995       1994
                                                                                   --------   --------
                                                                                      (in thousands)
 Cash flows from operating activities:
   Net income                                                                      $    159    $   105
   Adjustments to reconcile net income
     to net cash provided by operating activities:
     Depreciation of property and equipment                                          1,782      1,783
     Amortization of deferred financing costs                                          179        173
     Accrued management fees currently due to
       parent of general partner                                                         9        914
     Other accrued revenues and expenses, net                                          426          7
                                                                                   -------     ------

   NET CASH PROVIDED BY OPERATING ACTIVITIES
                                                                                     2,555      2,982
                                                                                   -------     ------

 Cash flows from investing activities:
     Additions to property and equipment                                              (957)      (815)
                                                                                   -------     ------

   NET CASH USED BY INVESTING ACTIVITIES                                              (957)      (815)
                                                                                   -------     ------

 Cash flows from financing activities:
     Reduction of long-term debt                                                      (452)      (343)
     Net increase in restricted cash                                                  (351)      (729)
     Payment on note payable to parent of
       general partner                                                                 (62)       (99)
     Deferred loan costs                                                               (48)      (162)
     Other
                                                                                         0        (90)
                                                                                   -------     ------

   NET CASH USED BY FINANCING ACTIVITIES                                              (913)    (1,423)
                                                                                   -------     ------

 Net increase in cash and cash equivalents                                             685        744

 Cash and cash equivalents at beginning of period                                    5,588      4,700
                                                                                   -------     ------

 Cash and cash equivalents at end of period                                        $ 6,273    $ 5,444
                                                                                   =======    =======



See Notes to Condensed Consolidated Financial Statements.

        FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIPS NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Without Audit)
                               June 30, 1995


Note A - Basis of Presentation
------------------------------
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1995 are not necessarily indicative of the results that may be expected for the year ending
December 31, 1995. For further information, refer to the consolidated financial statements of Forum Retirement Partners, L.P. (the "Partnership") as of and for the year ended December 31, 1994, and the footnotes thereto, included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 10-K").

Note B - General Partner's Interest in Subsidiary Partnership
-------------------------------------------------------------
Forum Retirement, Inc., a wholly-owned subsidiary of Forum Group, Inc. ("Forum Group"), is the general partner of the Partnership (the "General Partner") and owns a one percent interest in the Partnership and in a subsidiary operating partnership in which the Partnership owns a ninety-nine percent interest. The General Partner's interest in the subsidiary operating partnership is reflected in the statements of operations as a reduction of the income or loss of the Partnership. The Partnership is a 62.1% owned subsidiary of Forum Group.

                                                                    ANNEX B
                                                                    -------


                    TEXT OF LETTER DATED AUGUST 28, 1995
                    FROM THE PURCHASER TO THE FRI BOARD
                          AND ATTACHMENTS THERETO


     The text of the letter dated August 28, 1995 from the Purchaser to the FRI Board was as follows:

          "As you are aware, Forum Group, Inc., through a combination of purchasing FRP partnership units pursuant to FRP's 1993 Rights Offering and negotiating subsequent purchases directly with certain unitholders, has increased its ownership stake in FRP to approximately 63.4%. While FGI has not made any decision to pursue any particular course of action at this time, for a number of reasons (including:
          (1) simplification of FRP's ownership and capital structure and (2) that the expansions of the FRP communities could be accelerated with access to FGI's capital), FGI is exploring the possibility of making an offer to purchase the approximately 5,600,000 FRP partnership units which it does not presently own. Inasmuch as FRI's directors would need to express an opinion on any such offer (or determine that it could not do so), the purpose of this memo is to provide FRI's Board of Directors background information regarding a hypothetical case in which Forum Group would tender for all remaining FRP partnership units at a price of $2.50 per unit. (Any such offer would, of course, be subject to conditions, possibly including a condition that a high percentage of the outstanding units be tendered.) In this regard, I have attached the following:

               - A chart showing the 20 day average closing price for FRP. As shown in this chart, an offering price of $2.50 per unit would represent a 23% premium to FRP's $2.033 per unit average trading price over the past 20 days.

               - A chart showing two hypothetical valuation cases: (1) a "real estate" cap rate case, using a cap rate of 11% (which we believe represents a weighted average of the cap rates at which the FRP facilities would sell in the current) which indicates a value of $1.49 per LP unit and (2) an EBITDA multiple case, using and EBITDA multiple of 8.8x (the average multiple at which long-term care companies . . . primarily nursing home operators, many of which also have some assisted living and retirement housing units), which indicates a value of $2.14 per LP unit.

          As indicated above, FGI has not made a decision at this time and this letter should not be interpreted as an offer or proposal related thereto. However, before making a decision in this regard, we wanted to review this matter with the FRP Board. We look forward to receiving your comments and feedback."

     The attachments to the letter follow.

                            FRP PRICING HISTORY

                                             Closing
               Trading Day       Date          Price
               -----------       ----        --------
                  1           07/28/95       $2.063
                  2           07/31/95       2.000
                  3           08/01/95       2.000
                  4           08/02/95       2.000
                  5           08/03/95       2.063
                  6           08/04/95       2.000
                  7           08/07/95       2.063
                  8           08/08/95       2.000
                  9           08/09/95       2.000
                  10          08/10/95       2.000
                  11          08/11/95       2.000
                  12          08/14/95       2.063
                  13          08/15/95       2.063
                  14          08/16/95       2.063
                  15          08/17/95       2.094
                  16          08/18/95       2.063
                  17          08/21/95       2.063
                  18          08/22/95       2.063
                  19          08/23/95       2.000
                  20          08/24/95       2.000
                              --------------------
                              20 Day Avg.    $2.033
                              =====================

                         FORUM RETIREMENT PARTNERS
                        Equity Valuation Comparison


  REAL ESTATE CAP RATE VALUATION
  ------------------------------

                                                    4 Mos End
                                                  July 31, 1995            Annualized          Per Unit
                                                  -------------            ----------          --------
  Units/Beds                                          1,624                 1,624
  Revenues                                          16,310,216             48,930,648            30,130
  Expenses                                         (11,962,907)           (35,888 721)          (22,099)
                                                    ----------             ----------            ------
  Op. Income                                        4,347,309              13,041,927             8,031

  Less 8% Mgmt. Fee                                                        (3,914,452)           (2,410)
  Less Cap Ex at $1000/Unit                                                (1,624,000)           (1,000)
                                                                            ---------             -----
  NOI                                                                       7,503,475             4,620
  Cap Rate                                                                       11.0%
  Gross Value                                                              68,213,411            42,003
  Less Selling Expenses at 1.5%                                            (1,023,201)             (630)
  Less Total Long Term Debt at 7/31                                       (49,789,283)          (30,658)
  Plus Unrestricted Cash                                                    5,376,953             3,311
                                                                           ----------            ------
  Equity Value                                                             22,777,879            14,026
  Equity Value per LP Unit                                                      $1.49


  EBITDA VALUATION
  ----------------

                                                    7 Mos End
                                                  July 31, 1995            Annualized             Per Unit
                                                  -------------            ----------             --------
  EBITDA                                              5,112,368             8,764,059             5,397

  Long Term Care EBITDA Multiple*                                                8.80

  Enterprise Value                                                         77,123,723            47,490
  Less Long Term Debt                                                     (49,789,283)          (30,658)
  Plus Unrestricted Cash                                                    5,376,953             3,311
                                                                           ----------            ------
  Equity Value                                                             32,711,393            20,142
  Equity Value per LP Unit                                                      $2.14



  *Dean Witter Long Term Care Average EBITDA Multiple, August 3, 1995

                                                                    ANNEX C
                                                                    -------


                    CERTAIN INFORMATION WITH RESPECT TO
      DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND FORUM A/H
      ---------------------------------------------------------------

THE PURCHASER
-------------

     Directors.  Certain information with respect to each of the directors
of the Purchaser is set forth below.   Each of the directors is a United
States citizen.

     Laurence M. Berg has been an associate of Apollo Advisors, L.P.
     ----------------
("Apollo Advisors"), which, together with an affiliate, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P., and Apollo Investment Fund III, L.P., private securities investment funds, and Lion Advisors, L.P. ("Lion Advisors"), which serves as financial advisor and representative for certain institutional investors with respect to securities investments since 1992; theretofore, he was employed by Drexel Burnham Lambert Incorporated ("DBL"), an investment firm. The principal business address of each of Apollo Advisors and Lion Advisors is Two Manhattanville Road, Purchase, New York 10577. Mr. Berg's business address, is 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90067.

     Peter P. Copses has been an officer of Apollo Advisors and Lion
     ---------------
Advisors since 1990; theretofore, he was employed by Donaldson, Lufkin and Jenrette Securities Corporation, an investment firm. The principal business address of each of Apollo Advisors and Lion Advisors is Two Manhattanville Road, Purchase, New York 10577. Mr. Copses' business address is 1999 Avenue of the Stars, Los Angeles, California 90067.

     Daniel A. Decker has been a principal of The Hampstead Group, L.L.C.
     ----------------
("Hampstead"), a privately held investment company, since 1990; theretofore, he was a partner in the law firm of Decker, Hardt, Munsch and Dinan, P.C. The principal business address of Hampstead, which is also
Mr. Decker's business address, is 4200 Texas Commerce Tower West, 2200 Ross Avenue, Dallas, Texas 75201. See also Annex C.

     James E. Eden has been the owner of James E. Eden & Associates, a
     -------------
consulting firm specializing in the senior living and long-term care industry, President of Eden & Associates, Inc., a company engaged in the senior living and long-term care industry, and Chairman and Chief Executive Officer of Oakwood Living Centers, Inc., a company which owns and operates nursing homes and rehabilitation centers, since 1992; theretofore, he was employed by Marriott Corporation, a company which owns and operates senior living facilities ("Marriott"), in various capacities including Executive Vice President and Vice President and General Manager, Senior Living Services Division. The principal business address of each of James E.
Eden & Associates, Inc., Eden & Associates, Inc. and Oakwood Living Centers, Inc., which is also Mr. Eden's business address, is 13728 Canal Vista Court, P.O. Box 59022, Potomac, Maryland 20859.

     Mark L. Pacala has been Chairman of the Board of the Purchaser since
     --------------
1995 and has been the President and Chief Executive Officer of the Purchaser since 1994; theretofore, he was Senior Vice President and General Manager of The Walt Disney Company, a company which owns and operates theme parks and resorts. Mr. Pacala's business address is 11320 Random Hills Road, Suite 400, Fairfax, Virginia 22030.

     Kurt C. Read has been a Vice President of Hampstead since 1990;
     ------------
theretofore, he was an officer of Columbia Realty Group, a real estate investment advisory firm. The principal business address of Hampstead, which is also Mr. Read's business address, is 4200 Texas Commerce Tower West, 2200 Ross Avenue, Dallas, Texas 75201.

     Antony P. Ressler has been one of the principals of both Apollo
     -----------------
Advisors and Lion Advisors since they were founded in 1990; theretofore, he was Senior Vice President of DBL. The principal business address of each of Apollo Advisors and Lion Advisors is Two Manhattanville Road, Purchase, New York 10577. Mr. Ressler's business address is 1999 Avenue of the Stars, Los Angeles, California 90067.

     Robert A. Whitman has been President and Co-Chief Executive Officer of
     -----------------
Hampstead since 1991; theretofore, he was Managing Partner and Chief Executive Officer of Trammell Crow Ventures, the real estate investment, banking and investment management unit of Trammell Crow Company. Mr. Whitman served as President and Chief Executive Officer of the Purchaser from 1993 to 1994 and as Chairman of the Board of the Purchaser from 1993 until 1995. The principal business address of Hampstead, which is also Mr. Whitman's business address, is 4200 Texas Commerce Tower West, 2200 Ross Avenue, Dallas, Texas 75201. See also
Annex C.

     Margaret A. Wylde, Ph.D. has been President of ProMatura Group, a
     ------------------------
division of the Institute of Technology Development which provides marketing research, planning, product development and product testing services to businesses serving seniors, and Chairman of the Board of LifeSpec Cabinet Systems, Inc. ("LifeSpec"), a manufacturer of cabinetry designed for use in senior housing, since prior to 1990. The principal business address of ProMatura Group, which is also Dr. Wylde's business address, is 428 N. Lamar, Oxford, Mississippi 38655, and the principal business address of LifeSpec is 100 LifeSpec Drive, Oxford, Mississippi 38655.

     Executive Officers. Certain information with respect to each of the executive officers of the Purchaser who is not also a director of the Purchaser is set forth below. Each of such individuals is a United States citizen. The business address of each such individual is 11320 Random Hills Road, Suite 400, Fairfax, Virginia 22030.

     James R. Foulger has been Senior Vice President - Acquisitions of the
     ----------------
Purchaser since 1995; theretofore, he was President of Autumn America Retirement, Ltd., a company providing acquisition and management services to owners of senior living facilities.

     Richard A. Huber has been Vice President - Operations Finance of the
     ----------------
Purchaser since 1993; theretofore, he was Director - Operations Accounting and Analysis, Senior Living Services Division of Marriott.

     Dennis L. Lehman has been Senior Vice President and Chief Financial
     ----------------
Officer of the Purchaser since 1995; theretofore, he was Senior Vice President - Finance and Chief Financial Officer of Continental Medical Systems, Inc., a company which provides medical rehabilitation services.

     Brian C. Swinton has been Senior Vice President - Product Development,
     ----------------
Research and Marketing of the Purchaser since 1994; theretofore, he was Vice President, Senior Living Services Division of Marriott.

FORUM A/H
---------

     Certain information with respect to each of the executive officers and directors of Forum A/H is set forth below. Each of such individuals is a United States citizen. The business address of each such individual is 11320 Random Hills Road, Suite 400, Fairfax, Virginia 22030.

     Richard A. Huber is a director and Secretary of Forum A/H.  Mr. Huber
     ----------------
has been Vice President - Operations Finance of the Purchaser since 1993; theretofore, he was Director - Operations Accounting and Analysis, Senior Living Services Division of Marriott.

     Dennis L. Lehman is a director and Vice President and Treasurer of
     ----------------
Forum A/H. Mr. Lehman has been Senior Vice President and Chief Financial Officer of the Purchaser since 1995; theretofore, he was Senior Vice President - Finance and Chief Financial Officer of Continental Medical Systems, Inc., a company which provides medical rehabilitation services.

     Mark L. Pacala is a director and President of Forum A/H.  Mr. Pacala
     --------------
has been Chairman of the Board of Purchaser since 1995 and the President and Chief Executive Officer of the Purchaser since 1994; theretofore, he was Senior Vice President and General Manager of The Walt Disney Company, a company which, among other things, owns and operates theme parks and resorts.

                                                                    ANNEX D
                                                                    -------


                    CERTAIN INFORMATION WITH RESPECT TO
               AFG, FORUM HOLDINGS, AND CERTAIN OTHER PERSONS
               ----------------------------------------------


AFG
---

     The principal business of AFG, a Delaware limited partnership, is to make equity investments in the Purchaser. The sole general partner of AFG is Apollo Investment Fund, L.P., a Delaware limited partnership ("AIF"), which is principally engaged in the business of making investments in securities. The managing general partner of AIF is Apollo Advisors, L.P., a Delaware limited partnership ("Apollo Advisors"). The administrative partner of AIF is Apollo Fund Administration Limited, a Cayman Islands corporation ("Administration"). Apollo Advisors is principally engaged in the business of serving as managing general partner of AIF and another investment fund. Administration is principally engaged in the business of serving as administrative general partner of AIF and another investment fund. AIF has no other general partners. The sole general partner of Apollo Advisors is Apollo Capital Management, Inc. ("Apollo Management"), a Delaware corporation. The respective addresses of the principal executive office of each of AFG, AIF, Apollo Advisors, Administration, and Apollo Management are: for AFG, AIF and Administration, c/o CIBC Bank and Trust Company (Cayman) Limited, Edward Street, Georgetown, Grand Cayman, Cayman Islands, British West Indies; and for Apollo Advisors and Apollo Management, Two Manhattanville Road, Purchase, New York 10577.

     Certain information with respect to the general partners, executive officers, directors, and principal shareholders of AFG, AIF, Apollo Advisors, Administration, and Apollo Management is set forth below.

     The directors of Apollo Management are Leon D. Black and John J. Hannan, each of whom is a United States citizen.

     Leon D. Black has been a founding principal of Apollo Advisors since August 1990. Mr. Black's business address is Two Manhattanville Road, Purchase, New York 10577.

     John J. Hannan has been a founding principal of Apollo Advisors since August 1990. Mr. Hannan's business address is Two Manhattanville Road, Purchase, New York 10577.

     Each of Peter Henry Larder, Michael Francis Benedict Gillhooly, Ian Thomas Patrick, and Martin William Laidlaw is a British citizen and serves as a director of Administration. Each of the above four individuals is principally employed by CIBC Bank and Trust Company (Cayman) Limited ("CIBC") in the following positions: Mr. Larder, Managing Director; Mr. Gillhooly, Deputy Managing Director; Mr. Patrick, Manager-Accounting Services; and Mr. Laidlaw, Senior Fund Accountant. CIBC is a Cayman Islands corporation which is principally engaged in the provision of trust, banking, and corporate administration services, the principal address of which is Edward Street, Grand Cayman, Cayman Islands, British West Indies. CIBC provides accounting, administrative and other services to Administration pursuant to a contract. Messrs. Black and Hannan are the beneficial owners of the stock of Administration.

FORUM HOLDINGS
--------------

     The principal business of Forum Holdings, a Texas limited partnership, is to make equity investments in the Purchaser. HRP Management II, Ltd., a Texas limited partnership ("HRP"), is the general partner of Forum Holdings. The principal business of HRP is to act as the sole general partner of Forum Holdings. HH Genpar Partners, a Texas general partnership ("HH Genpar"), is, and its principal business is to act as, the managing general partner of HRP (and various other partnerships). Hampstead Associates, Inc., a Texas corporation ("Associates"), is, and its principal business is to act as, the managing general partner of HH Genpar. RAW Genpar, Inc., a Texas corporation ("RAW Genpar"), and InCap, Inc., a Texas corporation ("InCap"), are the only other general partners of HH Genpar. The principal business of each of RAW Genpar and InCap is to invest in HH Genpar. The address of the principal executive office of Forum Holdings, HRP, HH Genpar, Associates, RAW Genpar, and InCap is 4200 Texas Commerce Tower West, 2200 Ross Avenue, Dallas, Texas 75201.

     Certain information with respect to the general partners, executive officers, and principal shareholders of Forum Holdings, HRP, HH Genpar, Associates, RAW Genpar, and InCap is set forth below.

     The principal occupation of each of Donald J. McNamara, Robert A. Whitman, and Daniel A. Decker, each of whom is a United States citizen, is to be employed by The Hampstead Group, L.L.C. ("Hampstead"). Mr. McNamara is the Chairman and Co-Chief Executive Officer of Hampstead, Mr. Whitman is the President and Co-Chief Executive Officer of Hampstead, and Mr. Decker is Managing Director and Executive Vice President of Hampstead. The principal business of Hampstead is providing real estate investment and management services. The business address of Hampstead and of each such individual is 4200 Texas Commerce Tower West, 2001 Ross Avenue, Dallas, Texas 75201.

     Mr. McNamara is the sole owner and director of Associates. Mr. McNamara has been the Chairman and Co-Chief Executive Officer of Hampstead since 1992. Theretofore, Mr. McNamara served as the President, Chairman, and Chief Executive Officer of Hampstead. Mr. McNamara is a director of the General Partner.

     Mr. Whitman is the sole owner and director of RAW Genpar. Mr. Whitman has been the President and Co-Chief Executive Officer of Hampstead since 1992. Theretofore, Mr. Whitman served as Managing Partner and Chief Executive Officer for Trammell Crow Ventures, the real estate investment, banking and investment management unit of the Trammell Crow Company. Mr. Whitman served as President and Chief Executive Officer of the Purchaser from 1993 to 1994 and as the Chairman of the Board of the Purchaser since 1993 to 1995.

     Mr. Decker is the sole owner and director of InCap. Mr. Decker has been a principal of Hampstead since 1990. Theretofore, Mr. Decker was a partner in the law firm of Decker, Hardt, Kopf, Harr, Munsch & Dinan, P.C.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and Depositary Receipts for Units and any other required documents should be sent by each Unitholder or his broker, dealer, commercial bank, trust company, or nominee to the Depositary at the address set forth below:


                            ____________________

                      The Depositary for the Offer is:

                  AMERICAN STOCK TRANSFER & TRUST COMPANY
                                 __________

                         By Mail, Hand or Overnight
                                  Courier:

                  American Stock Transfer & Trust Company
                         40 Wall Street, 46th Floor
                         New York, New York  10005


                         By Facsimile Transmission:
                               (718) 234-5001


               For Information or Confirmation by Telephone:
                               (718) 921-8200

                            ____________________


Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank, or trust company for assistance concerning this Offer.

                  The Information Agent for the Offer is:

                          MACKENZIE PARTNERS, INC.

                              156 Fifth Avenue
                         New York, New York  10010
                       (212) 929-5500 (call collect)
                                     or
                       Call Toll Free (800) 322-2885